EXHIBIT 2.8

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(2) and (10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made.

Execution Version

This SECOND AMENDMENT TO MASTER PURCHASE AND SALE AGREEMENT AND AMENDMENT AND WAIVER WITH RESPECT TO BACK BOOK PURCHASE AND SALE AGREEMENT, dated as of October 31, 2025 (this “Amendment”) is by and between Harley-Davidson Credit Corp., a Nevada corporation (the “Seller”) and Cavendish LLC, a Delaware limited liability company (the “Purchaser”)

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Master Purchase and Sale Agreement and Back Book Purchase and Sale Agreement described below.

BACKGROUND

A.            The Seller and the Purchaser are parties to that certain Master Purchase and Sale Agreement, dated as of July 30, 2025 (as may be amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Master Purchase and Sale Agreement” and as amended by this Amendment, the “Master Purchase and Sale Agreement”);

B.            The Seller and the Purchaser are parties to that certain Back Book Purchase and Sale Agreement, dated as of July 30, 2025 (as may be amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Back Book Purchase and Sale Agreement” and as amended by this Amendment, the “Back Book Purchase and Sale Agreement” and together with the Master Purchase and Sale Agreement, the “Agreements” ); and

C.            The parties hereto desire to amend or waive certain provisions of the Agreements as set forth herein.

NOW, THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1.

(a)           Amendments to Existing Master Purchase and Sale Agreement. On and as of the Amendment Effective Date (as defined below), the Existing Master Purchase and Sale Agreement (excluding the exhibits thereto) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Master Purchase and Sale Agreement attached hereto as Annex A. An executed and assembled copy of the Master Purchase and Sale Agreement, as so amended, and including the exhibits thereto, is attached hereto as Annex B.

(b)            Back Book Purchase and Sale Agreement. On and as of the Amendment Effective Date (as defined below), the Purchaser hereby: [***]

SECTION 2. Effectiveness. This Amendment shall become effective on the date (the “Amendment Effective Date”) first set forth above.

SECTION 3. Effect of Amendment; Ratification. All provisions of each Agreement and the other Basic Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, (i) all references in the Master Purchase and Sale Agreement (or in any other Basic Document) to “this Master Purchase and Sale Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Master Purchase and Sale Agreement shall be deemed to be references to the Master Purchase and Sale Agreement as amended by this Amendment and (ii) all references in the Back Book Purchase and Sale Agreement (or in any other Basic Document) to “this Back Book Purchase and Sale Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Back Book Purchase and Sale Agreement shall be deemed to be references to the Back Book Purchase and Sale Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of either Agreement other than as set forth herein. It is the intent of the parties hereto, and the parties hereto agree, that this Amendment shall not constitute a novation of either Agreement, any other Basic Document or any of the rights, obligations or liabilities thereunder. Each Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 4. Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 5. Basic Document. This Amendment shall be a Basic Document for purposes of the Master Purchase and Sale Agreement and the Back Book Purchase and Sale Agreement.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic means or e-mail transmission shall be equally effective as delivery of an originally executed counterpart hereof. The words “execution”, “executed”, “signed”, “signature”, and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 7. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, either Agreement or any provision hereof or thereof.

SECTION 8. Governing Law. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

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SECTION 9. Submission to Jurisdiction. Each party submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for legal proceedings relating to this Amendment; provided, that, nothing contained herein or in any other Basic Document will prevent any Party from bringing any action to enforce any award or judgement or exercise any right under the Basic Documents in any other forum in which jurisdiction can be established. Each party irrevocably waives, to the fullest extent permitted by Applicable Laws, any objection that it may now or in the future have to the venue of a proceeding brought in such a court and any claim that the proceeding was brought in an inconvenient forum.

SECTION 10. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AMENDMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW OR EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT A PARTY MAY FILE A COPY OF THIS AMENDMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Signature Page Follow]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

HARLEY-DAVIDSON CREDIT CORP.,
as Seller

By:	/s/ David Viney
Name:	David Viney
Title:	Vice President and Treasurer

PIMCO Omnibus Amendment

S-1

CAVENDISH LLC, as Purchaser

[***]

PIMCO Omnibus Amendment

S-2

ANNEX A

Master Purchase and Sale Agreement (Marked)

See attached.

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Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made.

Execution Version

Conformed through second amendment dated as of October 31, 2025

MASTER PURCHASE AND SALE AGREEMENT

by and between

Harley-Davidson Credit Corp.,

as Seller

and

Cavendish LLC,

as Purchaser

DATED AS OF JULY 30, 2025

TABLE OF CONTENTS

i

EXHIBITS

EXHIBIT A FORM OF NOTICE OF SALE

EXHIBIT B FORM OF ASSIGNMENT

EXHIBIT C FORM OF CONTRACT SCHEDULE SUPPLEMENT

EXHIBIT D FORM OF REPRICING CONFIRMATION

EXHIBIT E [***]

EXHIBIT F DATA TAPE FIELDS

EXHIBIT G CLOSING CHECKLIST

EXHIBIT H CREDIT POLICY

EXHIBIT I SECURITIZATION TRANSACTION COOPERATION

APPENDIX

APPENDIX A Definitions

MASTER PURCHASE AND SALE AGREEMENT

THIS MASTER PURCHASE AND SALE AGREEMENT (as from time to time amended, restated, supplemented or otherwise modified and in effect, this “Agreement”) is made as of July 30, 2025, by and between Harley-Davidson Credit Corp., a Nevada corporation (the “Seller”) and Cavendish LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS:

WHEREAS, in the regular course of its business, the Seller purchases and services motorcycle promissory notes and security agreements from Eaglemark Savings Bank, which contracts provide for installment payment obligations by or on behalf of the retailer’s customer/purchaser and grants security interests in the related motorcycles in order to secure such obligations.

WHEREAS, the Seller wishes to sell, and the Purchaser wishes to purchase, from time to time, Contracts and related property (including the security interests in the related Financed Vehicles) pursuant to the terms of this Agreement on a servicing-released basis.

WHEREAS, as of the Signing Date, HDCC as Servicer has agreed to service the Purchased Property for the benefit of the Purchaser pursuant to the Servicing Agreement.

WHEREAS, the Seller and the Purchaser wish to provide in this Agreement, among other things, the terms on which the Contracts and related property are to be sold by the Seller to the Purchaser.

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration, and the mutual terms and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.1 Definitions. Certain capitalized terms used in the above recitals and in this Agreement are defined in and shall have the respective meanings assigned to them in (or by reference in) Appendix A to this Agreement. All references herein to “the Agreement” or “this Agreement” are to this Master Purchase and Sale Agreement as it may be amended, supplemented or modified from time to time, the exhibits and attachments hereto, and all references herein to Articles, Sections and subsections are to Articles, Sections or subsections of this Agreement unless otherwise specified. The rules of construction and usage set forth in such Appendix A shall be applicable to this Agreement.

ARTICLE II

COMMITMENT TO SELL APPLICABLE POOLS

Section 2.1 Commitments to Sell and Purchase Applicable Pools

(a)            Seller Obligation. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements set forth herein, the Seller (i) agrees to offer to the Purchaser an amount of Contracts with an aggregate Outstanding Principal Balance at least equal to the Applicable Offer Target for the related period and (ii) commits to sell to the Purchaser the Applicable Pool on each Purchase Date during the Commitment Period, provided that the Seller shall not offer for sale (x) to the Purchaser or any other purchaser that is not an affiliate of the Seller, an amount of Eligible Contracts greater than 75% of the Outstanding Principal Balance of Eligible Contracts acquired by the Seller in each Measurement Period or (y) to the Purchaser an amount of Eligible Contracts greater than 50% by Outstanding Principal Balance of Eligible Contracts acquired by the Seller which were eligible for inclusion in each Applicable Pool.

(b)            Purchaser Obligation. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements herein set forth, the Purchaser commits to purchase each Applicable Pool during the Commitment Period on each related Purchase Date pursuant to ~~Section 4.1(a)~~ Section 4.1(a) consisting of Contracts with an aggregate Outstanding Principal Balance in an amount at least equal to the Applicable Purchase Target for the related period; provided that the Purchaser shall not (unless the Purchaser elects to do so in its sole discretion) be required to purchase any Applicable Pool (x) within any Measurement Period if the Cutoff Date Aggregate Outstanding Principal Balance for all Applicable Pools purchased during such Measurement Period exceeds or would exceed the Applicable Purchase Target and (y) if the sum of the Cutoff Date Aggregate Outstanding Principal Balance for all Applicable Pools purchased during the Commitment Period exceeds the Annual Commitment Amount.

Section 2.2 Payment of Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements herein set forth, the Purchase Price due on each Purchase Date shall be paid by the Purchaser to the Seller on such Purchase Date by wire transfer of immediately available funds to an account or accounts designated by the Seller. The Purchase Price for each Applicable Pool will be set forth in the Notice of Sale for such Applicable Pool provided in accordance with Section 4.1(a).

Section 2.3     Termination Options.

(a)            Seller Termination Options. The Seller may deliver a Notice of Termination to the Purchaser at any time after the occurrence and during the continuance of any of the following (the “Seller Termination Option”):

(i)             an Insolvency Event with respect to the Purchaser;

(ii)           failure of the Purchaser to pay the total Purchase Price on any Purchase Date pursuant to Section 2.2 (other than as a result of a condition precedent failing to be satisfied) if such failure is not cured within five (5) Business Days;

(iii)          the breach of any representation, warranty or covenant in any Basic Document in any material respect by the Purchaser and, if such breach is reasonably capable of being cured and the Purchaser is attempting in good faith to remedy such breach, such breach shall continue uncured for more than thirty (30) days after written notice of such failure is received from the Seller to the Purchaser or after discovery of such failure by the Purchaser; or

(iv)           a Purchase Target Shortfall of more than $[***] occurs for any Measurement Period.

(b)            Purchaser Termination Options. The Purchaser may deliver a Notice of Termination to the Seller at any time after the occurrence and during the continuance of any of the following (the “Purchaser Termination Option”):

(i)             an Insolvency Event with respect to the Seller;

(ii)           the Purchaser has terminated HDCC as the Servicer under the Servicing Agreement;

(iii)          the breach of any representation, warranty or covenant in any Basic Document in any material respect by the Seller and, if such breach is reasonably capable of being cured and the Seller is attempting in good faith to remedy such breach, such breach shall continue uncured for more than thirty (30) days after written notice of such breach is received from the Purchaser to the Seller or after discovery of such breach by the Seller;

(iv)          the Seller’s breach of its repurchase obligations pursuant to Section 8.1 of this Agreement and the Back Book PSA which is not cured within ten (10) Business Days after the end of the related Repurchase Period and with respect to which the aggregate Repurchase Price in respect of such Contracts is greater than $[***];

(v)           the occurrence of a Purchase Obligation Termination Trigger;

(vi)          the occurrence of a Company Sale or a Parent Change in Control;

(vii)        an Offer Target Shortfall of more than $[***] occurs for any Measurement Period; or

(viii)        the occurrence of the End Date without the purchase and sale of an Applicable Pool as contemplated in Section 2.1.

Section 2.4     Taxes.

(a)           All payments made by HDCC, the Seller or the Purchaser under this Agreement and the other Basic Documents shall be made free and clear of, and without deduction or withholding for or on account of, any Tax, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is a Non-Excluded Tax, then the amounts payable to the Party in respect of whom such deduction or withholding was made shall be increased to the extent necessary to yield to such Party after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.4(a)) the amounts such Party would have been entitled to receive pursuant to this Agreement and the other Basic Documents had no such deduction or withholding for Non-Excluded Taxes been made. Whenever any Party makes a deduction or withholding in respect of a payment under this Agreement or the other Basic Documents, as promptly as possible thereafter, such Party shall send to the Party in respect of whom such deduction or withholding was made a certified copy of an official receipt showing payment thereof. If any Party fails to pay the full amount such Party deducts or withholds to the relevant Governmental Authority in accordance with Applicable Law or provide to another Party the required documentary evidence in accordance with this Section 2.4(a), such Party shall indemnify the Party in respect of whom such deduction or withholding was made or such documentary evidence should have been delivered for any incremental Taxes, interest or penalties that may become payable by such Party as a result of any such failure. The Parties shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any deduction or withholding in respect of any payment under this Agreement or the other Basic Documents, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. The agreements in this Section 2.4(a) shall survive the termination of this Agreement and the payment of all other amounts payable hereunder. This Section 2.4(a) shall not apply to any income or capital gain of the Purchaser in respect of any Contract.

(b)          Notwithstanding anything herein to the contrary, any and all transfer, sales, use, registration, value-added, excise, stock, stamp, documentary, filing, recording and other similar Taxes, filing fees and similar charges imposed as a result of the transactions contemplated by this Agreement or the other Basic Documents (“Transfer Taxes”) shall be paid by and shall be the responsibility of Purchaser. To the extent any such Transfer Taxes are paid or payable by the Seller, Purchaser shall promptly reimburse the Seller for such Transfer Taxes, upon Purchaser’s receipt of reasonably satisfactory evidence of the amount of such Transfer Taxes. The Parties will reasonably cooperate in the preparation and filing of any Tax returns or other documentation in connection with any Transfer Taxes subject to this Section 2.4(b), including joining in the execution of any such Tax returns and other documentation to the extent required by Applicable Law.

Section 2.5   Re-Liening Trigger Events. Upon the occurrence of a Re-Liening Trigger Event, the Seller shall notify the Purchaser in accordance with Section 7.3 of such Re- Liening Trigger Event and, at the request of the Purchaser, the Seller shall, and the Seller shall direct and cause the Title Lien Holder to (and to cooperate with the Servicer to) take all steps necessary to cause the Certificate of Title or other evidence of ownership of each of the related Financed Vehicles to be revised to name the Purchaser or its designee (such designee to be notified by the Purchaser to the Seller and the Servicer in writing from time to time) as lienholder; provided that any Re-Liening Expenses shall be paid by the Seller. In addition, at the sole expense of the Purchaser, upon the request of the Purchaser, the Seller shall, and the Seller shall direct and cause the Title Lien Holder to take all steps necessary to cause the Certificate of Title or other evidence of ownership of the related Financed Vehicles identified by the Purchaser to be revised to name the Purchaser or its designee (such designee to be notified by the Purchaser to the Seller and the Servicer in writing from time to time) as lienholder. The Seller shall cause the Title Lien Holder to irrevocably appoint or cause each relevant subservicer to irrevocably appoint, the Purchaser as its attorney-in-fact, such appointment being coupled with an interest, to take any and all steps required to be performed pursuant to this Section 2.5, including execution of Certificates of Title or any other documents in the name of the Seller or such Title Lien Holder and, in connection with the appointment of any successor Servicer, to execute a power of attorney with respect to such successor Servicer promptly after its appointment as such, naming such successor Servicer as its attorney-in-fact for the same purposes.

Section 2.6 Pricing Model Change. [***]

Section 2.7 Incremental Commitment.

~~(a)~~ The Seller may at any time and from time to time after the Effective Date, by notice to the Purchaser (an “Incremental Commitment Request”), request that the Annual Commitment Amount and the Applicable Purchase Target be increased. Each Incremental Commitment Request shall set forth the requested amount of the new Annual Commitment Amount and the requested amount of the Applicable Purchase Target. The Purchaser shall, by notice to the Seller, by no later than twenty (20) Business Days after the date of the Seller’s Incremental Commitment Request, either agree to increase the Annual Commitment Amount and the Applicable Purchase Target or decline to increase the Annual Commitment Amount and the Applicable Purchase Target. If the Purchaser does not deliver such notice within such period of twenty (20) Business Days, the Purchaser shall be deemed to have declined to increase the Annual ~~Commitments~~Commitment Amount and the Applicable Purchase Target. Any portions of the requested increase in the Annual Commitment Amount declined (or deemed declined) may be offered by the Seller to any Person selected by the Seller in its sole discretion.

ARTICLE III

TRUE SALE

Section 3.1 No Recourse. It is understood that each sale of Purchased Property by the Seller to the Purchaser pursuant to this Agreement shall be without recourse (except as set forth herein and in the other Basic Documents, including Section 8.1 hereof ), and the Seller does not guarantee collection of any Receivable. Neither the Purchaser nor the Seller will account for or treat (whether in its financial statements or otherwise) the transfers by the Seller to the Purchaser in any manner other than as the sale, or absolute assignment, of the Contracts and related Rights.

Section 3.2 Intent of the Parties. This Agreement and the related Assignment is intended to effect a sale of each Purchased Contract by the Seller to the Purchaser, and the parties intend to treat each such transaction as a sale for all purposes, including for federal (and applicable state and local) tax purposes. None of the Seller, the Purchaser or any of their Affiliates, shall take any position in any Tax return or in any Tax examination, audit, claim or similar proceeding that is inconsistent with the foregoing intent unless required to do so by a final determination as defined in Section 1313 of the Code (or any similar provision of applicable state or local law). It is the intention of the Seller that each sale, transfer, assignment and other conveyance of each Purchased Contract contemplated by this Agreement and the related Assignment constitutes an independent sale of the related Purchased Property from the Seller to the Purchaser and that the beneficial interest in and title to each such Purchased Contract shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. Although the Parties intend that each sale, transfer, assignment and other conveyance contemplated by this Agreement and the related Assignment to be an independent sale, in the event any such transfer and assignment is deemed to be other than a sale, the Parties intend and agree (i) that all filings described in this Agreement shall give the Purchaser a first priority perfected security interest (subject to Permitted Liens) in, to and under the Purchased Contract and the related Purchased Property and all proceeds of any of the foregoing, in each case with respect to such transfer and assignment; (ii) this Agreement, together with the related Assignment, shall be deemed to be the grant of, and the Seller hereby grants to the Purchaser, a security interest from the Seller to the Purchaser in such Contracts and the related Purchased Property in order to secure its obligations hereunder with respect to such transfer and assignment; (iii) this Agreement shall be a security agreement under applicable law for the purpose of each such transfer and assignment; and (iv) the Purchaser shall have all of the rights, powers and privileges of a secured party under the UCC with respect to each such transfer and assignment and the Purchased Property related thereto.

ARTICLE IV

CLOSINGS

Section 4.1      Effecting Purchases.

(a)            General Procedures. During the Commitment Period, the purchase and sale of an Applicable Pool will occur on the Purchase Date, subject to the satisfaction of the conditions precedent set forth in this Agreement.

(i)            With respect to the initial Purchase Date and each other Purchase Date, not less than twenty (20) days prior to such Purchase Date, the Seller shall provide to the Purchaser a reasonable estimate of the Cutoff Date Aggregate Outstanding Principal Balance of the Contracts the Seller expects to offer to the Purchaser on such Purchase Date; provided, that, a final amount of the Cutoff Date Aggregate Outstanding Principal Balance of the Contracts offered by the Seller to the Purchaser on such Purchase Date may differ from any such estimate.

(ii)           With respect to the initial Purchase Date, not later than ten (10) Business Days prior to the initial Purchase Date, the Seller shall deliver a Notice of Sale to the Purchaser, which shall be accompanied by a Data Tape with respect to each Contract in the Applicable Pool. Such Notice of Sale shall specify for the related Applicable Pool (i) the Cutoff Date Aggregate Outstanding Principal Balance, (ii) the applicable Purchase Date, (iii) the Cutoff Date for such Applicable Pool and (iv) the Purchase Price for such Applicable Pool to be paid on the initial Purchase Date.

(iii)          With respect to each Purchase Date that occurs after the initial Purchase Date, not later than five (5) Business Days prior to the related Purchase Date, the Seller shall deliver a Notice of Sale to the Purchaser, which shall be accompanied by a Data Tape with respect to each Contract in the related Applicable Pool. Such Notice of Sale shall specify for each Applicable Pool (i) the Cutoff Date Aggregate Outstanding Principal Balance, (ii) the applicable Purchase Date, (iii) the Cutoff Date and (iv) the Purchase Price. The Seller shall promptly provide to the Purchaser all data related to the Applicable Pool that is necessary to determine the Purchase Price for such Applicable Pool or that is reasonably requested by the Purchaser.

(iv)          In the event the Seller or the Purchaser determines that (x) a Contract included in the related Offered Contracts does not satisfy the representations and warranties set forth in Section 5.2(s) prior to the related Purchase Date and unless waived in writing by the Purchaser, the Seller shall remove such Contract from the related Contract Schedule Supplement, the Data Tape and the Assignment, and such Contract shall not be sold to the Purchaser; or (y) if one or more of the Concentration Limits has been exceeded or after giving effect to the purchase of the Applicable Pool would be exceeded as of the related Purchase Date as a result of the purchase of the Applicable Pool, the Seller shall remove such Contracts as are necessary from the related Contract Schedule Supplement, the Data Tape and the Assignment that would cause any such Concentration Limit to be exceeded or increase any related concentration.

(v)          No Event of Termination has occurred and is continuing to the extent HDCC is the Servicer.

(b)            Upon and subject to the satisfaction or written waiver of the conditions specified in Section 6.1 and Section 6.2, on each Purchase Date, the Seller shall sell the related Applicable Pool to the Purchaser and the Purchaser shall purchase such Applicable Pool from the Seller.

ARTICLE V REPRESENTATIONS AND WARRANTIES

Section 5.1      Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as of the date hereof and as of each Purchase Date:

(a)            Organization and Good Standing. It has been duly organized and validly exists as an entity in good standing under the laws of the jurisdiction of its organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, including to acquire and own the Contracts and the related Receivables.

(b)           Due Qualification. It is duly qualified to do business and is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including the purchase of the Contracts and the related Receivables) except for non compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)            Power and Authority. It (i) has all necessary power, authority and legal right to (A) execute and deliver the Basic Documents to which it is a party and (B) carry out the terms of the Basic Documents to which it is a party and (ii) has taken all necessary action to authorize the execution, delivery and performance of the Basic Documents to which it is a party.

(d)           Due Authorization; Enforceability; No Violation. This Agreement and the other Basic Documents to which it is a party have been duly authorized, executed and delivered by the Purchaser, and each is the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, conservatorship, receivership, liquidation or other laws and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The consummation of the transactions contemplated by this Agreement and the Basic Documents to which it is a party and the fulfillment of the terms of this Agreement and Basic Documents to which it is a party shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of the Purchaser, or, in any material respect, any indenture, agreement, mortgage, deed of trust or other instrument to which the Purchaser is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument, or violate, in any material respect, any law or, to the best of the Purchaser’s knowledge, any order, rule or regulation applicable to the Purchaser of any Governmental Authority having jurisdiction over the Purchaser or any of its properties, in each case, that would materially and adversely affect the performance by the Purchaser of its obligations under, or the validity and enforceability of, this Agreement.

(e)            No Proceedings. There are no proceedings or investigations pending, or, to the best of the Purchaser’s knowledge, threatened, before any Governmental Authority having jurisdiction over the Purchaser or any of its properties (i) asserting the invalidity of this Agreement and the other Basic Documents to which it is a party, or (ii) seeking any determination or ruling that might materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, this Agreement and the other Basic Documents to which it is a party.

(f)            All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any person or of any Governmental Authority required for the due execution, delivery and performance by it of the Basic Documents to which it is a party have been obtained except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(g)           Solvency. As of each Purchase Date, the Purchaser, after giving effect to the conveyances made by it hereunder, is Solvent.

(h)           OFAC. The Purchaser is not a Sanctioned Person.

(i)            Compliance. It is not in violation in any material respect of any Basic Document to which it is a party or any laws, ordinances, Applicable Laws or regulations to which it is subject except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.2      Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as of the date hereof and as of each Purchase Date:

(a)           Organization and Good Standing. It has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its formation, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and now has all necessary power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted, including to acquire, own and sell the Contracts and the other Purchased Property except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          Due Qualification. It is duly qualified to do business and is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the origination, purchase, sale and servicing of the Contracts) except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)           Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver the Basic Documents to which it is a party, (B) carry out the terms of the Basic Documents to which it is a party and (C) to assign or grant the security interest in the assets transferred by it on the terms and conditions in this Agreement and (ii) has taken all necessary action to authorize the execution, delivery and performance of the Basic Documents to which it is a party and to assign or grant a security interest in the assets transferred by it on the terms and conditions in this Agreement.

(d)           Binding Obligation. The Basic Documents to which it is a party have been duly executed and delivered by it and constitute legal, valid and binding obligations of it enforceable against it in accordance with their ~~terms,~~ terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, conservatorship, receivership, liquidation or other laws and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)            No Violation. The consummation of the transactions contemplated by the Basic Documents to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its formation documents or any agreement to which it is bound, (ii) result in the creation or imposition of any Lien upon the Purchased Property, other than pursuant to this Agreement, or (iii) violate any Applicable Laws, except, in each case, for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(f)            No Proceedings. There are no proceedings or investigations pending, or, to the best of the Seller’s knowledge, threatened, before any Governmental Authority having jurisdiction over the Seller or any of its properties (i) asserting the invalidity of this Agreement and the other Basic Documents to which it is a party, or (ii) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement and the other Basic Documents to which it is a party.

(g)           All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any person or of any Governmental Authority required for the due execution, delivery and performance by it of the Basic Documents to which it is a party have been obtained except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(h)           Compliance. It is not in violation in any material respect of any Basic Document to which it is a party or any laws, ordinances, Applicable Laws or regulations to which it is subject except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(i)             Solvency. As of each Purchase Date, the Seller is Solvent.

(j)             Selection Procedures. No procedures believed by it to be materially adverse to the interests of the Purchaser were utilized by it in identifying or selecting Contracts to be transferred by it. In addition, each Contract assigned pursuant to this Agreement has been underwritten in accordance with and satisfies the standards of the Credit Policy in all material respects.

(k)            Quality of Title. Each Contract, together with the Receivables related thereto, transferred by it were, prior to the transfer thereof, owned by it free and clear of any Lien except for Permitted Liens, and the Purchaser upon the providing of value described herein shall acquire a valid ownership interest and a perfected first priority security interest in each Contract and the related Purchased Property then-existing or thereafter arising, free and clear of any Lien, other than Permitted Liens.

(l)            Security Interest. It has granted a security interest (as defined in the UCC) to the Purchaser in the Purchased Property, which is enforceable in accordance with applicable law upon execution and delivery of the Basic Documents. Upon the filing of UCC-1 financing statement naming the Purchaser as secured party, or upon the Servicer, in its capacity as the Purchaser’s custodian obtaining possession, in the case of that portion of the Contract which constitutes tangible chattel paper, or upon the E-Vault Provider granting control to the Purchaser, in the case of that portion of the Contract which constitutes electronic chattel paper, the Purchaser shall have a first priority perfected security interest (subject only to Permitted Liens) in the Purchased Property.

(m)          Information Accurate. All written information (other than projected financial information) furnished by the Seller to the Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading as of the date such information is stated or certified; provided, that, with respect to projected financial information, the Seller represents only that such information was prepared in good faith upon assumptions believed to be reasonable at the time (it being understood that the actual results may vary from the projected financial information).

(n)            Location of Offices. The principal place of business and chief executive office of it and the office where it keeps all the tangible Records related to the Contracts are located at the address set forth in Section 8.7 (or at such other locations as to which the notice and other specified requirements shall have been satisfied).

(o)           State of Incorporation; Name; Changes. The Seller’s exact legal name is as set forth in the first paragraph of this Agreement. The Seller has not changed its name whether by amendment of its articles of incorporation or its equivalent, by reorganization or otherwise, and has not changed its state of incorporation, within the four months preceding the Purchase Date.

(p)          Accounting. The Seller accounts for the transfers to the Purchaser of Contracts and related Purchased Property under the Basic Documents as sales of such Contracts and related Purchased Property in its books, records and financial statements, in each case consistent with the requirements set forth in the Basic Documents. As of each Purchase Date, the Purchased Contracts are being sold and transferred with the intention of removing them from the Seller’s estate pursuant to Section 541 of the Bankruptcy Code.

(q)          Investment Company Act. The Seller is not an “investment company” and is not controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r)            OFAC, Anti-Corruption and Anti-Money Laundering. The Seller is not a Sanctioned Person. The Seller and its directors, officers, employees, shareholder and other Persons acting on its behalf have complied with all Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions and Export Control Laws (each as defined below), including the obligation to create and maintain appropriate “know your client” or “customer due diligence” files with respect to the Contracts and the Obligors, including by screening the Obligors against Restricted Party Lists, and have maintained policies and procedures reasonably designed to prevent, detect, and deter violations of such laws. Neither the Seller nor, to the knowledge of the Seller based on reasonable inquiry and due diligence, any of the Obligors is a Restricted Party. There is no pending or threatened action, suit, proceeding, or to the knowledge of Seller, investigation before any court or other Governmental Authority against Seller that relates to an actual or potential violation of Sanctions and Export Control Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws. The Seller will not use the proceeds transferred pursuant to this Agreement, directly or knowingly indirectly, in any manner that would violate or cause the Purchaser or its Affiliates to be in violation of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions and Export Control Laws. As used herein, the following capitalized terms shall have the following meanings: (1) “Anti- Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act; (b) the UK Bribery Act 2010; and (c) any other applicable laws related to combatting bribery, corruption, terrorist finance or money laundering; (2) “Anti-Money Laundering Laws” means all applicable laws, rules, or regulations relating to terrorism, financial crime or money laundering, including without limitation the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 and the Anti-Money Laundering Act of 2020, the United States Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 and 1957), , the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 as amended including pursuant to the Money Laundering and Terrorist Financing (Amendment) Regulations 2019, the Proceeds of Crime Act 2002, as amended, and the rules and regulations (including those issued by any Governmental Authority) thereunder; (3) “Restricted Party” means any Person (a) included on one or more of the Restricted Party Lists; (b) located, organized, or ordinarily resident in a jurisdiction that is the subject of country- or territory-wide sanctions administered by OFAC (for example, Cuba, Iran, North Korea, Syria, and the Crimea, Russian-controlled Donetsk, Luhansk, Kherson and Zaporizhzhia regions of Ukraine); (c) owned or controlled by, or acting on behalf of, any of the foregoing; or (d) otherwise the target of Sanctions and Export Control Laws (4) “Restricted Party Lists” means lists of sanctioned entities maintained by the United Nations, the United Kingdom, the United States, or the European Union, and any other relevant jurisdiction including but not limited to the following lists: the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Chinese Military-industrial Complex Companies List; and the Sectoral Sanctions Identifications List, and any other lists administered by OFAC, as amended from time to time; the U.S. Denied Persons List, the U.S. Entity List, the U.S. Unverified List, and the U.S. Military End-User List all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of restricted parties maintained by other relevant governmental authorities; and (5) “Sanctions and Export Control Laws” means any applicable law related to (a) import and export controls, including the U.S. Export Administration Regulations; (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and the United Kingdom; or (c) anti-boycott measures.

(s)            Contracts. The Seller makes the following representations and warranties as of each Purchase Date (except to the extent otherwise provided) with respect to the Contracts the Seller sold to the Purchaser on such Purchase Date, on which the Purchaser relies in accepting such Contracts. Such representations and warranties speak as of the applicable Purchase Date (except as provided herein otherwise), and shall survive the sale, transfer and assignment of such Contracts to the Purchaser and any subsequent sale, assignment or transfer of any such Contracts:

(i)            Characteristics of Contracts. With respect to the initial Purchase Date, (x) as of the related Cutoff Date, each of the Contracts described in the related Notice of Sale is an Eligible Contract and satisfies (and was underwritten in accordance with) in all material respects the applicable requirements of the Credit Policy and (y) as of the related Purchase Date, the information with respect to the Contracts described in the related Notice of Sale set out in such Notice of Sale is in all material respects true and correct. With respect to each Purchase Date that occurs after the initial Purchase Date, (x) as of the related Cutoff Date, each of the Contracts described in the related Notice of Sale is an Eligible Contract and satisfies (and was underwritten in accordance with) in all material respects the applicable requirements of the Credit Policy and (y) as of the related Purchase Date, the information with respect to such Notice of Sale is in all material respects true and correct.

(ii)           Compliance With Law. None of (1) the related Contracts, (2) the origination of such Contracts, (3) the sale of such Contracts by the Seller to the Purchaser, or (4) any combination of the foregoing, violated at the time of origination (or at the time of any modification) or as of the applicable Purchase Date, as applicable, in any material respect any Applicable Laws, including, without limitation, usury, truth in lending, motor vehicle installment loan and equal credit opportunity laws, applicable to such Contracts. Each Contract has been serviced and administered at all times since origination in compliance with Applicable Laws in all material respects.

(iii)           Binding Obligation. The related Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Obligor thereof, enforceable against such Obligor in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and to equitable principles of general application). The Contract is on a form of contract that includes rights and remedies allowing the holder to enforce the obligation and realize on the related Financed Vehicle and represents the legal, valid and binding payment obligation of the Obligor, enforceable in all material respects by the holder of the Contract, except as may be limited by bankruptcy, insolvency, reorganization or other laws relating to the enforcement of creditors’ rights or by general equitable principles and consumer protection laws.

(iv)          Security Interest in Financed Vehicle. Immediately prior to the sale, transfer and assignment thereof pursuant hereto and the related Assignment, each such Contract with respect to the related Applicable Pool was secured by a valid security interest in the Financed Vehicle in favor of the Seller or Title Lien Holder as secured party, or all necessary and appropriate actions shall have been commenced that would result in a valid perfection of a first priority security interest (subject to Permitted Liens) in the Financed Vehicle in favor of the Seller or Title Lien Holder as secured party. No Contract prohibits (or requires the consent of the related Obligor or any other party with respect to) the pledge, assignment, sale or assignment thereof or includes a confidentiality provision that purports to restrict the exercise of any exercise of rights (including, without limitation, the right to review such Contract).

(v)          Possession. Servicer or its custodian (1) has possession of each original related Contract (in the case of each Tangible Contract), (2) has control of the “Authoritative Copy” thereof or is the “owner of record” within the meaning of the UCC (in the case of each Electronic Contract), and (3) has possession of the related complete Records for each Contract. Each of such documents which is required to be signed by the Obligor has been signed by the Obligor in the appropriate spaces. The complete Records for each such Contract currently are in the possession of the Servicer or its custodian. Each Contract File is complete, true and correct in all material respects and does not omit any document, instrument or written information that would be necessary to prevent the contents of such Contract File from being materially misleading.

(vi)          Good Title. No such Contract or the related Purchased Property has been sold, transferred, assigned or pledged by the Seller to any Person other than the Purchaser; immediately prior to the conveyance of such Contract and the related Purchased Property pursuant to this Agreement and the related Assignment, the Seller had good and marketable title thereto, free of any Lien other than Permitted Liens; and, upon execution and delivery of the related Assignment by the Seller, the Purchaser shall acquire a valid and enforceable perfected ownership interest in each such Contract and the related Purchased Property free of any Lien other than Permitted Liens.

(vii)         Data Tape. The information set forth in the related Data Tape related to such Contract is true and correct as of the Cutoff Date in all material respects.

(viii)        [***]

(ix)          No Waivers. As of the Cutoff Date, no material term of the Contract has been affirmatively amended or modified, except for extensions indicated in the Servicer’s servicing system or in the Contract File.

(x)           No Defenses. As of the Cutoff Date, no right of rescission, setoff, counterclaim or defense asserted or, to the knowledge of the Seller, threatened with respect to such Contract was indicated in the Servicer’s servicing system or related Contract File.

(xi)          Insurance. The terms of the Contract requires that for the term of such Contract, the Obligor is required to obtain physical damage insurance related to the Financed Vehicle securing such Contract.

(xii)         Origination. The Contract (i) was originated in the United States (including U.S. military bases and territories) by the Originator in the ordinary course of its business, (ii) was fully and properly executed by the related Obligor, and (iii) has been purchased by the Seller in the ordinary course of its business.

(xiii)        Compliance with Law. At the time it was originated, the Contract complied in all material respects with all Applicable Law in effect at the time.

(xiv)        Owner of Record. The Seller is identified as the “owner of record” on all electronic chattel paper relating to the Contract, and the Seller has “control”, as defined in Section 9-105 of the UCC, of all electronic chattel paper relating to the Contract. The Contract does not have any marks or notations indicating that it has been pledged, assigned or otherwise conveyed by the Seller to any Person.

(xv)         No Government Obligors. The Obligor is not the United States government or an agency, authority, instrumentality or other political subdivision of the United States government.

(xvi)        Obligor Bankruptcy. At the Cutoff Date, the Obligor was not the subject of a bankruptcy proceeding, according to the records in Servicer’s servicing system.

(t)            Credit Policy. A true and correct copy of the Credit Policy is attached hereto as Exhibit H.

(u)           Broker. No Person acting on behalf of the Seller or any of its Affiliates or under the authority of any of them is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from the Purchaser or any of its Affiliates in connection with any of the transactions contemplated hereby.

(v)           Ordinary Course of Business. The sale of the Contracts and the Purchased Property by the Seller to the Purchaser has a legitimate business purpose and is being effected in the ordinary course of business and the Seller is not transferring any Contract or Purchased Property with any intent to hinder, delay or defraud any creditors of the Seller.

ARTICLE VI CONDITIONS

Section 6.1 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to purchase Contracts and the related Purchased Property with respect to each Applicable Pool and the related Purchased Property under this Agreement and the related Assignment is subject to the satisfaction of the following conditions on or before the related Purchase Date:

(a)           Aggregate Purchase Commitment. After giving effect to such purchase and sale, the sum of (i) the Cutoff Date Aggregate Outstanding Principal Balance for such Applicable Pool, and ~~the aggregate amount of~~(ii) the Cutoff Date Aggregate Outstanding Principal Balance for all previous Applicable Pools within the related Commitment Period ~~do~~does not exceed the Annual Commitment Amount.

(b)          Commitment Termination Event. No Commitment Termination Event shall have occurred and the date of such sale is during the Commitment Period.

(c)          Representations and Warranties. Each of the representations and warranties of each of HDCC and the Seller under each of the Basic Documents are true and correct in all material respects at the time of each Purchase Date (or, if another date for such representation or warranty is specified herein or therein, then such other date), and HDCC and the Seller have performed in all material respects all covenants and agreements required to be performed by it hereunder and thereunder on or prior to each Purchase Date.

(d)           Computer Files Marked. The Seller has, on or prior to each Purchase Date, indicated in its books and records (including computer files), that such Purchased Property has been sold to the Purchaser pursuant to this Agreement and the related Assignment.

(e)           Documents to be Delivered By the Seller. On or before such Purchase Date, the Seller shall have delivered to the Purchaser (i) an executed copy of the related Notice of Sale, (ii) the executed Assignment, and (iii) each of the other documents, certificates and instruments required to be attached thereto.

(f)            Basic Documents. The Seller shall have executed and delivered each of the Basic Documents to which it is a party, and shall have executed or delivered each other document and instrument required to be executed or delivered by the Seller prior to the Signing Date as identified on Exhibit G attached hereto.

(g)           Evidence of UCC Filing. On or prior to the first Purchase Date, the Seller shall have filed, at its own expense, a UCC-1 financing statement in the proper filing office in the appropriate jurisdictions under applicable law, authorized by and naming the Seller as seller or debtor, naming the Purchaser as purchaser or secured party, naming the Contracts and the other Purchased Property as collateral, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect each sale, transfer, assignment and conveyance of Contracts to the Purchaser hereunder. Such UCC-1 financing statement shall be provided to the Purchaser promptly following Seller’s receipt of the filed copy thereof.

(h)          Purchaser Vault Partition. The Purchaser shall have provided evidence to the Seller of the establishment of the Purchaser Vault Partition, the Purchaser Vault Partition shall be in full force and effect, and the Seller shall have caused the “authoritative copy” of each Contract within the Applicable Pool to be communicated to and maintained in the Purchaser Vault Partition.

(i)            Legal Opinion. Within five (5) Business Days of the Signing Date (or such later date as agreed to by the Purchaser in its reasonable discretion), the Purchaser shall have received a legal opinion addressed to the Purchaser with respect to the due authorization, execution, delivery, no conflicts and enforceability of the Basic Documents to which it is a party and security interest matters.

Section 6.2 Conditions to Obligation of the Seller. The obligation of the Seller to sell the Contracts with respect to each Applicable Pool and the related Purchased Property under this Agreement and the related Assignment is subject to the satisfaction of the following conditions on or before the related Purchase Date:

(a)           Purchase Price. On such Purchase Date, the Purchaser has delivered to the Seller the Purchase Price for such Applicable Pool.

(b)           Representations and Warranties True. The representations and warranties of the Purchaser under this Agreement and each of the other Basic Documents to which it is a party are true and correct in all material respects as of such Purchase Date, and the Purchaser has performed in all material respects all covenants and agreements, if any, required to be performed by it hereunder and thereunder on or prior to such Purchase Date.

(c)           Basic Documents. The Purchaser shall have executed and delivered each of the Basic Documents to which it is a party, and shall have executed or delivered each other document and instrument required to be executed or delivered by the Purchaser prior to the Signing Date as identified on Exhibit G attached hereto.

ARTICLE VII COVENANTS OF THE SELLER

Section 7.1    Protection of Right, Title and Interest. The Seller covenants and agrees with the Purchaser as follows:

(a)           Protection of Title; Filings. The Seller shall authorize and file such financing statements and amendments to financing statements and cause to be authorized, as applicable, and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Purchaser under this Agreement and each Assignment in the Purchased Contracts and the other Purchased Property and in the proceeds thereof.

(b)          Name Change. The Seller shall not change its State of organization or its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Seller in accordance with Section 7.1(a) seriously misleading within the meaning of the UCC, unless it shall have given the Purchaser (i) at least thirty (30) days prior written notice thereof if such change would create a new debtor under the UCC (which for purposes of this Section 7.1(b), shall not include a name change) or change the jurisdiction that would govern the perfection or effect of perfection against the Seller and after delivery to the Purchaser of the applicable financing statements necessary to perfect or continue the perfection of the Purchaser’s security and ownership interests hereunder and under the other Basic Documents, or (ii) otherwise, notice thereof within thirty (30) calendar days after effectiveness of such change, together with delivery to the Purchaser of the applicable financing statements necessary to perfect or continue the perfection of the Purchaser’s security and ownership interests hereunder and under the other Basic Documents.

(c)          Executive Office. The Seller shall (i) give the Purchaser at least thirty (30) days prior written notice of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any financing previously filed in connection with this Agreement or continuation statement or of any new financing statement and (ii) deliver to the Purchaser acknowledgment copies of the applicable financing statements necessary to perfect or continue the perfection of the Purchaser’s security or ownership interests hereunder and under the other Basic Documents (it being understood that amendments to all relevant financing statements will be filed in connection with the change in chief executive office described above).

(d)          Books and Records. If the Seller maintains computer systems, the Seller shall maintain, or cause to be maintained, its computer systems so that, from and after the time of sale of the Contracts under this Agreement, if the computer systems and records (including any backup archives) shall refer to any such Contract, they shall indicate clearly the interest of the Purchaser in such Contract and that such Contract is owned by the Purchaser.

(e)           Certificates of Title. If the Seller has not received a Certificate of Title related to Purchased Property naming the Title Lien Holder the first lien holder on such Certificate of Title for the related Financed Vehicle, the Seller shall (i) process the related Certificate of Title Application from and after the related Purchase Date and (ii) take all steps necessary to perfect the security interest against each Obligor in the related Financed Vehicle and obtain the Certificate of Title.

Section 7.2 Other Liens or Interests. Except for the sale contemplated by this Agreement and the related Assignment, the Seller shall not sell, pledge, assign or transfer any Purchased Contract or the related Purchased Property (or any portion thereof) to any other Person, or grant, create, incur, assume or suffer to exist any Lien thereon or on any interest therein other than Permitted Liens. Without limiting the generality of the foregoing, Seller shall not effectuate or permit (i) the transfer of any Certificate of Title to any other Person or (ii) any other Person to be reflected as lienholder under any Certificate of Title, other than the Title Lien Holder, the Seller or the Purchaser, in accordance with this Agreement.

Section 7.3 Notice of Servicer Termination or Re-Liening Trigger Event. The Seller shall notify the Purchaser within five (5) Business Days after a Responsible Officer of the Seller obtains knowledge of the occurrence of an Event of Termination or the occurrence of a Re-Liening Trigger Event.

Section 7.4 Collections. In the event the Seller receives any Collections after the Cutoff Date with respect to the Purchased Property but prior to the related Purchase Date, the Seller shall distribute such Collections to the Collection Account on the first Settlement Date that occurs after the related Purchase Date. In the event the Seller receives any Collections after the related Purchase Date with respect to the Purchased Property, it shall hold such Collections in trust, for the benefit of the Purchaser, and distribute such Collections to the Collection Account on the first Settlement Date that occurs after the Seller’s receipt and identification of such Collections.

Section 7.5      Inspection.

(a)            During the term of this Agreement, the Purchaser and its agents may inspect the Seller’s books and records (including electronic records) related to the Contracts, including internal monitoring and compliance reports and such other reasonable and readily available information relating to the Contracts that the Purchaser reasonably requests; provided, however, that the Seller shall not be obligated pursuant to this Section 7.5 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information or the disclosure of which would adversely affect the attorney client privilege between the Seller and its counsel or which is prohibited by a Governmental Authority or by Applicable Law from being disclosed. Each such inspection (w) shall occur during regular business hours upon thirty (30) days notice if commercially reasonable to do so and in no event shall such notice be less than ten (10) Business Days, (x) if commercially reasonable, shall occur at the same time as any inspection pursuant to the Servicing Agreement, (y) shall require no more than a two (2) Business Days commitment of the Seller and its employees and (z) shall not unreasonably interfere with Seller’s business operations; provided, however, that the foregoing limitations set forth in clauses (w) through (z) shall not apply in the event that an inspection is required to address an event that would reasonably be expected to give rise to a Purchaser Termination Option except that the prior notice of one (1) Business Day by the Purchaser shall be required. The Purchaser and its representatives shall comply with all of the confidentiality and security requirements of this Agreement. The Purchaser shall not request an inspection more than one (1) time each calendar year, commencing with the calendar year ending on December 31, 2026; provided, however, that such limitation shall not apply in the event that the inspection is required to address an event that would reasonably be expected to give rise to a Purchaser Termination Option. All costs and expenses of any inspection shall be solely paid by the Purchaser; provided, however, that such limitation shall not apply in the event that an inspection is required to address an event that would give rise to a Purchaser Termination Option, in which event all costs and expenses of such inspection shall be the responsibility of the Seller.

(b)          During the term of this Agreement, the Purchaser may, or may hire an independent third party auditor (the “Auditor”) reasonably acceptable to the Seller to, review and audit (the “Audit”) the Seller’s performance of its obligations under this Agreement, with such Audit occurring in connection with an inspection under Section 7.5(a); provided, however, that any Audit requested in connection with a Purchaser Termination Option (a “Specified Audit”) shall occur within five (5) days prior written notice and require no more than five (5) Business Days commitment of the Seller or such longer period of time as may reasonably be required by the Auditor. The Auditor shall comply with confidentiality and security requirements of this Agreement and of the party subject to the Audit. With respect to a Specified Audit, all costs and expenses of such Audit and the related Auditors shall be paid by the Seller. Other than with respect to a Specified Audit, all costs and expenses of any Audit and Auditor shall be solely paid by the Purchaser.

(c)          Upon the notice by Purchaser of its intent to conduct an inspection or an Audit, the Seller shall promptly notify any other purchaser of Contracts and shall permit such other purchaser the opportunity to participate in the inspection or Audit to be conducted by the Purchaser. To the extent any other purchaser notifies the Seller of its intent to conduct an inspection or an Audit under the related purchase agreement, the Seller shall provide the Purchaser with advance written notice of the conduct of such inspection or Audit as promptly as practicable and shall permit the Purchaser to participate in such inspection or Audit. In the event any joint inspection is conducted, each of the Seller and the Purchaser acknowledges and agrees that any cost of conducting such an inspection or an Audit that is required to be paid by the Purchaser pursuant to Section 7.5 shall be shared among the Purchaser and the other purchasers participating in such joint inspection.

(d)          The Seller understands and acknowledges that the Purchaser or certain of the Purchaser’s Affiliates are subject to examination by Regulatory Authorities with authority over the Purchaser or the Purchaser’s Affiliates. The Seller agrees to reasonably cooperate with any legitimate examination or inquiry by any such Regulatory Authority having proper regulatory authority over the Purchaser or the Purchaser’s Affiliates, at the Purchaser’s sole cost and expense; provided, that, (i) the Seller shall not be required to provide information or make available its or its Affiliates personnel in connection with any audit or examination pursuant to this Section 7.5(d) more than one (1) time each calendar year, commencing with the calendar year ending on December 31, 2026, (ii) Purchaser and its Affiliates shall attempt to require any such audits or examinations to be conducted remotely, and each on-site audit or examination (if required) shall occur during regular business hours upon at least thirty (30) days prior written notice, shall require no more than a two (2) Business Day commitment of the Seller and its employees and shall not unreasonably interfere with Seller’s or its Affiliates’ business operations, and (iii) neither the Seller nor any of its Affiliates shall be required to share any information that any of them would be prohibited by Applicable Law from sharing or constitute a trade secret or relate to confidential business practices.

Section 7.6 Compliance with Laws, Etc. The Seller shall comply with all Applicable Laws, except for any such noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Purchaser or any of the Purchased Property or any of the transactions contemplated by the Basic Documents.

Section 7.7 Additional Covenants. From the date hereof until the later of the date upon which this Agreement is terminated in accordance with the terms hereof and the date on which the Receivables constituting the Purchased Property have been paid in full, the Seller shall:

(a)          Preservation of Existence; License. It will preserve and maintain its existence, rights, franchises and privileges in its State of formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect and (without suspension or limitation) will not terminate or let lapse any licenses, consents or approval currently held by it necessary to ensure its performance of any duty contemplated by this Agreement and the other Basic Document to which it is a party.

(b)          Collection Policy. It will (and will cause the Servicer to), to the extent applicable, comply with the Collection Policy in all material respects with respect to each Purchased Contract.

(c)          Delivery of Contract Files. To the extent that any portion of the Contract Files related to any Purchased Property is in the possession of the Seller immediately prior to any related Purchase Date, the Seller shall deliver such portion of the Contract Files to the Servicer (if other than the Seller) on or prior to each Purchase Date.

(d)          Origination Stratification. On or prior to each Reporting Date, it will provide to the Purchaser the stratification tables in a form mutually agreed between the Seller and the Purchaser with respect to the Contracts acquired by the Seller from the Originator during the immediately preceding month.

(e)          Evidence of Release. Within thirty (30) days (or such later date as agreed to by the Purchaser in its reasonable discretion) of the Signing Date, it will provide to the Purchaser evidence that the Lien described in clause (d) of the Permitted Lien definition has been released.

Section 7.8 Negative Covenants. From the date hereof until the later of the date upon which this Agreement is terminated in accordance with the terms hereof and the date on which the Receivables constituting the Purchased Property have been paid in full, the Seller will not:

(a)          Credit Policy. Until the termination of this Agreement in accordance with the terms hereof, any material changes to the Credit Policy that are reasonably expected to materially and adversely affect the Purchaser’s interests with respect to the Purchased Contracts shall be subject to the Purchaser’s consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, that the Purchaser’s consent shall not be required (x) in the event such amendments or modifications are necessary to comply with Applicable Laws, (y) to the extent such amendments or modifications do not affect any Purchased Contracts or (z) to implement any change to the Credit Policy that is not reasonably expected to materially and adversely affect the Purchaser’s interests with respect to the Purchased Contracts. The Seller shall provide the Purchaser with written notice of any amendment or modification which does not require the Purchaser’s consent within ten (10) calendar days of the implementation of such amendment or modification, and the Purchaser shall have one (1) Business Day from the date of receipt to review the proposed changes and notify the Seller of any concerns. To the extent, the Purchaser’s consent is required to implement a proposed change to the Credit Policy, the Purchaser shall have ten (10) Business Days from the date of receipt to review and approve the proposed changes, and such updated policy shall be treated as automatically accepted unless the Purchaser informs the Seller in writing (which, for the avoidance of doubt, may be by e-mail) prior to the expiration of such review period that the Credit Policy is being rejected and the reasons for such rejection. Following a rejection, no existing or future Contracts that do not comply with the Credit Policy approved by the Purchaser (without giving effect to such rejected change) shall be included as Eligible Contracts.

(b)          Non-Solicitation. The Seller agrees that it will not, directly or indirectly, solicit or permit any of its Affiliates to solicit any Obligor (in writing or otherwise) to refinance any Purchased Contract; provided, however, that the Seller may engage in a general solicitation directed at the Obligors of the Purchased Contracts, so long as such general solicitation is not targeted exclusively or predominantly to the Obligors under the Purchased Contracts to refinance such Purchased Contracts.

(c)          Non-Petition. Prior to the date which is one year and one day after the date on which any financing facility of the Purchaser related to the Contracts have been paid in full, the Seller covenants and agrees that it shall not commence or join with any other Person in commencing any proceeding against the Purchaser under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction.

ARTICLE VIII

REPURCHASE; INDEMNIFICATION; MISCELLANEOUS PROVISIONS

Section 8.1      Repurchase of Contracts by the Seller.

Upon the discovery of any breach of any representation or warranty as set forth in Section 5.2(s) of this Agreement (such event, a “Repurchase Event”), the Party discovering such breach shall give prompt written notice of the breach to the other Party and shall identify all Contracts that the Party preparing such notice knows are so ineligible or in breach as of such date and the reason for such ineligibility or breach. Unless a Repurchase Event has been cured in all material respects by the Purchase Date immediately following the Monthly Period during which such Repurchase Event is discovered, or if no Purchase Date occurs in the month following such Monthly Period, by the 15th day (or if such day is not a Business Day, the following Business Day) of such following month (the “Repurchase Period”), the Seller shall repurchase not later than the last day of such Repurchase Period, any Contract subject to a Repurchase Event for the Repurchase Price. In consideration of the repurchase of a Repurchased Contract, the Seller shall either (x) remit, or cause to be remitted the Repurchase Price to the Collection Account or to such other account (via wire transfer of immediately available funds) as the Purchaser may designate or (y) net the Repurchase Price from the Purchase Price payable to the Purchaser on the related Purchase Date. The obligation of the Seller to repurchase any Contract as to which a Repurchase Event has occurred and is continuing, shall, if such obligation is fulfilled, constitute the sole remedy (except as provided in, and without limitation of, Section 8.3 of this Agreement) against the Seller for such breach available to the Purchaser.

Section 8.2 Assignment of Repurchased Contracts. With respect to all Contracts repurchased pursuant to this Agreement, the Purchaser shall assign to the Seller, without recourse, representation or warranty to the Seller, all the Purchaser’s right, title and interest in and to such Contracts, and all security and documents relating thereto.

Section 8.3 Indemnity. (a) Each Party, as Indemnitor, shall indemnify, defend, and hold harmless the other Party and such other Party’s Indemnified Parties from and against any and all Losses arising out of or in connection with (i) any breach of any covenant or agreement or the incorrectness or inaccuracy of any representation or warranty of such Party contained in this Agreement, or (ii) the fraud, gross negligence or willful misconduct of such Party; provided, that the foregoing indemnity, defense and reimbursement obligations shall not, as to any Indemnified Party, apply to Losses to the extent they arise from the willful misconduct, bad faith or gross negligence of such Indemnified Party. In no event shall any Party be liable to the other Parties or to any other entity for any lost profits, costs of cover or other special, punitive, consequential, incidental or indirect damages, however caused, on any theory of liability. The foregoing indemnification obligations shall apply to third party claims.

(b)            Notice of Claims. Any Indemnified Party seeking indemnification hereunder shall promptly notify Indemnitor with a Claim Notice if the Indemnified Party determines the existence of any claim or the commencement by any third party of any legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which Indemnitor is or may be obligated to provide indemnification, specifying in reasonable detail the nature of the Losses, and, if known, the amount, or an estimate of the amount, of the Losses, provided that failure to promptly give such notice shall only limit the liability of Indemnitor to the extent of the actual and material prejudice, if any, suffered by Indemnitor as a result of such failure. The Indemnified Party shall provide to Indemnitor as promptly as practicable thereafter information and documentation reasonably requested by Indemnitor to defend against the claim asserted.

(c)            Assumption of Defense. The Indemnitor shall have thirty (30) days after receipt of a Claim Notice with respect to any third party claim to notify the Indemnified Party of the Indemnitor’s election to assume the defense of the Indemnifiable Claim and, through counsel of its own choosing (as approved by the Indemnified Party in its reasonable discretion), and at its own expense, to commence the settlement or defense thereof and the Indemnified Party shall cooperate with the Indemnitor in connection therewith if such cooperation is so requested and the request is reasonable; provided, that Indemnitor shall hold the Indemnified Party harmless from all its reasonable and documented out-of-pocket expenses, including reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in connection with the Indemnified Party’s cooperation. If the Indemnitor timely assumes responsibility for the settlement or defense of any such claim, (i) the Indemnitor shall permit the Indemnified Party to participate at its expense in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed); provided, that in the event that both the Indemnitor and the Indemnified Party are defendants in the proceeding and the Indemnified Party shall have reasonably determined and notified the Indemnitor that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by the Indemnitor; and (ii) the Indemnitor shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed for any reason if the settlement involves only the payment of money, and which consent may be withheld for any reason if the settlement (x) involves more than the payment of money, including any admission of guilt or culpability by the Indemnified Party, or (y) does not include an unconditional release by the claimant or plaintiff (or Governmental Authority), as the case may be, of the Indemnified Party. So long as the Indemnitor is reasonably contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnitor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)            Assignments. Without otherwise limiting the Purchaser’s rights to indemnification hereunder, (i) subject to the accuracy of the representations and warranties set forth in Section 5.2(s) with respect to each Contract and the Seller’s repurchase obligations set forth in Section 8.1, (x) the Purchaser hereby acknowledges that it bears the risk of non- payment by the Obligors on the Contracts, and (y) indemnification by the Seller pursuant to this Section 8.3 shall not be available for any such non-payment or related losses, (ii) to the extent that any rights of the Purchaser hereunder are assigned or otherwise transferred to any transferee in accordance with the terms of this Agreement, any such transferee shall not be permitted to claim indemnification pursuant to this Section 8.3 unless the related transfer was made to a permitted transferee in accordance with Section 8.18, in a permitted Reconstitution in accordance with Sections 8.23 and 8.24 herein or in a Harley-Davidson Securitization Transaction in accordance with Section 8.25, in each case, such transferee shall be bound by the limits on indemnification contained in this Section 8.3 as if such transferee were the Purchaser, and such transferee may only claim indemnity in conjunction with, or in place of, the Purchaser; and (iii) multiple recoveries for any single Loss shall not be permitted.

(e)     Survival. This Section 8.3 shall survive any termination of this Agreement.

Section 8.4 Publicity. All media releases, public announcements and public disclosures by any Party or its respective employees or agents, relating to this Agreement or the other Basic Documents or the transactions contemplated hereby or thereby or the name of the Purchaser or the Seller, including promotional or marketing material, shall be coordinated with and consented to by the other Party in writing prior to the release thereof, which consent shall not be unreasonably withheld or delayed so long as the Parties have mutually agreed upon the form and content of such release, announcement or disclosure; provided, however, that any announcement intended solely for internal distribution by the disclosing Party to its directors, employees, officers and agents or any disclosure required by Applicable Laws or by accounting requirements, shall not require such coordination or consent; provided, further, however, that prior to the filing by the Seller or any of its Affiliates of this Agreement or any other Basic Document with the Commission, the Seller shall provide the Purchaser with a reasonable, advance opportunity to mutually agree upon the information to be redacted therefrom in compliance with the Applicable Laws.

Section 8.5 Amendment. This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Seller and the Purchaser.

Section 8.6 Waivers. No failure or delay on the part of the Purchaser in exercising any power, right or remedy under this Agreement or any Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

Section 8.7 Notices. All communications and notices pursuant hereto to either Party must be in writing personally delivered, sent by email and shall be deemed to have been duly given at the address or email for each Party set forth below.

To the Seller: Harley-Davidson Credit Corp.

3700 W. Juneau Ave

Milwaukee, WI

53208

Attention: David Viney, Kelly Bivens and Bill Jue

Email: [***]

To the Purchaser:              Cavendish LLC

[***]

Section 8.8 Costs and Expenses. Whether or not the transactions contemplated hereby are consummated and, except as otherwise provided in this Agreement, each of the Purchaser and the Seller shall bear its own costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the other Basic Documents to be delivered hereunder or in connection herewith and any requested amendments, waivers or consents hereof including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Seller and the Purchaser (respectively) with respect thereto and all costs and expenses, if any, in connection with the enforcement of this Agreement and the other Basic Documents delivered hereunder or in connection herewith; provided that if the Purchaser request any such amendment in connection with its financing of Purchased Contracts, the Purchaser shall bear the reasonable and documented costs and expenses of the Seller incurred in connection therewith. All costs and expenses incurred in connection with the transfer and delivery of the Contract Files relating to the Purchased Property, including recording fees, shall be paid by the Purchaser.

Section 8.9 Survival. The respective agreements, covenants, repurchase and indemnification obligations, representations, warranties and other statements by the Seller and the Purchaser set forth in or made pursuant to this Agreement shall remain in full force and effect and (i) shall survive the closing under Section 4.1 and each Purchase Date and (ii) except as expressly set forth herein, shall survive the termination of this Agreement.

Section 8.10 Headings and Cross-References. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 8.11 Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

Section 8.12 Submission to Jurisdiction. Each party submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for legal proceedings relating to this Agreement; provided, that, nothing contained herein or in any other Basic Document will prevent any Party from bringing any action to enforce any award or judgement or exercise any right under the Basic Documents in any other forum in which jurisdiction can be established. Each party irrevocably waives, to the fullest extent permitted by Applicable Laws, any objection that it may now or in the future have to the venue of a proceeding brought in such a court and any claim that the proceeding was brought in an inconvenient forum.

Section 8.13 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW OR EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT A PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.14 Counterparts; Originals. This Agreement, each Assignment, and each other instrument executed and delivered in connection with this Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution”, “signed”, “signature” and words of like import in this Agreement, each Assignment, or in any other certificate, agreement or document related to this Agreement shall include, in addition to manually executed signature pages, images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper- based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any State law based on the Uniform Electronic Transactions Act or the UCC.

Section 8.15      Further Assurances; Cooperation in Financing Efforts.

(a)            The Seller and the Purchaser shall each, at the request of the other, execute and deliver to the other all other instruments that either may reasonably request in order to more fully effect the sale of the Purchased Property to the Purchaser.

(b)             [***].

Section 8.16 No Reliance. The Purchaser acknowledges and agrees that it is purchasing the Contracts without recourse to the Seller (other than as otherwise provided in this Agreement).

Section 8.17 Severability of Provisions. If any provision of this Agreement is invalid or unenforceable, then, to the extent such invalidity or unenforceability shall not deprive either Party of any material benefit intended to be provided by this Agreement, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

Section 8.18 Assignment. Neither Party may assign or transfer any of its rights or obligations under this Agreement without the express prior written consent of the other Party (which consent by Seller shall not be unreasonably withheld or delayed unless such assignee is a competitor of the Seller); and any assignment in violation of this Section 8.18 shall be null and void ab initio; provided, that this Section 8.18 shall not restrict the Purchaser from assigning or transferring any Purchased Property and the rights under this Agreement with respect to any Purchased Property (a) upon prior written notice to the Seller, to an Affiliate of the Purchaser (including one or more trusts that are directly or indirectly beneficially owned by the Purchaser, and its respective trustee) or (b) to any Person in connection with a Reconstitution consented to by the Seller or a Harley-Davidson Securitization Transaction. As set forth in the Servicing Agreement, Purchaser shall also have the right to assign the Servicing Agreement to any trust and its respective trustee to which Purchaser has assigned this Agreement. After the first such assignment, if the Purchaser further assigns this Agreement to an additional trust (and its respective trustee) with respect to other Purchased Property, then Seller and such trust (and its respective trustee) shall enter into an additional servicing agreement in form and substance consistent with the Servicing Agreement, to govern all Purchased Property purchased by such additional trust. The Purchaser shall be responsible for the preparation of such additional servicing agreement.

Section 8.19 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Purchaser and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

Section 8.20 Special Acknowledgement of Purchaser. The Purchaser hereby acknowledges that it is a sophisticated purchaser capable of analyzing the risk of purchasing the Contracts and that subsequent to the consummation of the transaction contemplated hereby, the Purchaser shall bear all of the risks of ownership of the Contracts, including the risks of defaults and credit losses with respect thereto, except as otherwise set forth in any of the Basic Documents.

Section 8.21 Confidentiality. (a) Each Party agrees that (i) such Party shall protect all Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, disclosure or publication of the Confidential Information as such Party uses to protect its own Confidential Information of a like nature and (ii) disclosure of such Confidential Information of a Party (the “Disclosing Party”) by another Party (the “Restricted Party”) shall be restricted. Each Party agrees that Confidential Information of the Disclosing Party shall be used by the Restricted Party solely in the performance of its obligations and exercise of its rights pursuant to this Agreement. Except as required by Applicable Laws or legal process, the Restricted Party shall not disclose Confidential Information of the Disclosing Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of a Disclosing Party (A) to the Restricted Party’s Affiliates, and the Restricted Party’s and such Affiliates’ respective agents, employees, directors, representatives, attorneys, advisors, or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises commercially reasonable efforts to prohibit any further disclosure by its Affiliates, agents, directors, representatives or subcontractors), provided, that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents, directors, representatives or subcontractors, (B) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Governmental Authority, (C) to the Restricted Party’s (or its Affiliates’) existing or potential investors and financing sources provided that such potential investor or financing source is subject to a confidentiality agreement consistent with and no less restrictive than this Section 8.21, or (D) to any other third party as mutually agreed by the Parties provided that such third party is subject to a confidentiality agreement consistent with and no less restrictive than this Section 8.21.

(b)            Upon written request or upon the termination of this Agreement, each Restricted Party shall within thirty (30) days destroy (and certify by an executive officer such destruction) or return to the Disclosing Party all Confidential Information in its possession that is in written form, including by way of example, reports, plans and manuals; provided, however, that a Restricted Party may maintain in its possession all such Confidential Information of the Disclosing Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder. Notwithstanding the foregoing, the Parties shall continue to be bound by their obligations of confidentiality hereunder.

(c)            In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will, to the extent legal and practicable, provide the Disclosing Party with prompt notice of such requests so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the Disclosing Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the Disclosing Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the Disclosing Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the Disclosing Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information. Notwithstanding the foregoing, the Seller or the Purchaser shall be permitted to disclose any Confidential Information to a Regulatory Authority without consent by, and, if prohibited by such Regulatory Authority, notice to, the other Party.

Section 8.22 Obligor Information; Security Requirements. (a) The Seller acknowledges and agrees that the Purchaser shall be the owner of all Purchased Contract data and all information related to each Contract purchased hereunder and the related Obligors, including credit file information, servicing and collection history, and other books and records.

(b)            Each of the Seller and the Purchaser agrees that it shall protect, using standards that are no less stringent than are required under Applicable Laws and industry standards, any and all PII against intrusion, theft, alteration, unauthorized access, loss, damage or any means by which a Person without authorization from the Parties may obtain access to PII or may erase, alter or modify all or any portion of PII. Each of the Seller and the Purchaser specifically acknowledges and agrees that they have developed, implemented and will maintain effective information security policies and procedures, specifically including administrative, technical and physical safeguards and any and all computer or information systems on which any portion of PII may be processed or stored at any time, designed to (i) ensure the security and confidentiality of PII, (ii) protect against anticipated threats or hazards to the security or integrity of PII, (iii) protect against unauthorized access to or use of PII that could result in substantial harm or inconvenience to any Obligor, (iv) ensure the proper disposal of PII, and (v) honor requests to delete or not share PII if required to do so by Applicable Law. Each of the Seller and the Purchaser specifically acknowledges and agrees that they will provide appropriate security to protect against unauthorized access by “insiders” (i.e., Persons who have been given access to PII or systems containing PII in order to perform computer related services for such Parties, but who may intentionally or inadvertently cause damage to data or to the computer system). “Insiders” shall be deemed to include but shall not be limited to employees, former employees and independent contractors of the Seller and the Purchaser, as applicable.

(c)            In the event that either the Seller or the Purchaser learns or has reason to believe that, with respect to any PII relating to Contracts maintained by such Party, (i) such PII has been disclosed or accessed by an unauthorized party, (ii) such Party’s facilities associated with such PII have been accessed by an unauthorized party or (iii) such PII has otherwise been lost or misplaced, such Party shall as soon as reasonably practicable (but, in any case, in no event later than forty-eight (48) hours or such shorter time period as may be required by Applicable Law of the Party becoming aware of such incident) (A) provide notice of the security incident to the appropriate law enforcement or state agency in conformity with the notification requirements found in applicable Privacy Laws and (B) provide written notice thereof to the other Party and shall specify the corrective action that was or will be taken unless any government official instructs such Party to refrain from doing so in compliance with Section 8.22(b).

(d)            The notices required under Section 8.22(c) shall specifically identify the data that has or may have been improperly accessed, released or misused and contain material details of the security issue that are known at the time of notification, subject to a request by law enforcement or other government agency to withhold such notice. Further, the breaching or releasing Party shall (i) promptly take appropriate steps to contain and control the security issue to prevent unauthorized access or further unauthorized access (as applicable) to or misuse of PII; and (ii) continue to provide information in a timely manner to the other Party relating to the investigation and resolution of the security issue until it has been resolved. The breaching or releasing Party shall maintain appropriate processes for evidence collection, analysis and remediation of any security-related incident as well as postmortems and resulting actions taken or proposed with timelines for completion and shall make such information available to the other Party at its request. The breaching or releasing Party shall also cooperate fully with the other Party or its investigator in investigating and responding to each successful or attempted security breach including allowing reasonable access to such breaching or releasing Party’s facility and systems by the other Party or its investigator to investigate.

(e)            Each Party shall comply with all Privacy Laws that pertain to PII.

Section 8.23 Securitizations. [***]

Section 8.24 Reconstitution. [***]

Section 8.25 Harley-Davidson Securitization Transaction. [***]

Section 8.26 Sale and Purchase of Canadian Contracts. The Parties shall cooperate in good faith to finalize the details of the purchase of the Canadian Contracts ~~within fifteen (15) Business Days~~by October 31, 2025 (or such later date mutually agreed by the Purchaser and the Seller) ~~of the Signing Date~~. To the extent there are tax issues related to the sale and purchase of the Canadian Contracts, the Purchaser and the Seller agree that they will work in good faith to resolve such tax issues.

[SIGNATURE PAGE FOLLOWS]

The Parties have caused this Master Purchase and Sale Agreement to be executed by their respective duly authorized officers as of the date and year first above written.

HARLEY-DAVIDSON CREDIT CORP.,
as Seller

By:	/s/ David Viney
Name: David Viney
Title: Vice President and Treasurer

CAVENDISH LLC,
as Purchaser

By: Pacific Investment Management Company LLC, as investment manager

By:	/s/ Harin de Silva
Name: Harin de Silva
Title: Managing Director

APPENDIX A

DEFINITIONS AND USAGE

(a)            Construction and Usage. Unless otherwise provided in this Agreement, the Servicing Agreement or any other Basic Documents, the following rules of construction and usage are applicable to this Appendix and this Agreement, the Servicing Agreement and any other Basic Documents the following rules of construction and usage are applicable to this Appendix and the this Agreement.

(i)            As used in this Appendix or in any Basic Document and in any certificate or other document made or delivered pursuant thereto, accounting terms not defined herein, or in any such Basic Document, or in any such certificate or other document, and accounting terms partly defined herein or in any such certificate or other document, to the extent not defined herein, have the respective meanings given to them under generally accepted accounting principles. To the extent that the definitions of accounting terms herein, in any such Basic Document or in any such certificate or other document are inconsistent with the meanings of such terms under such generally accepted accounting principles, the definitions contained herein, in such Basic Document or in any such certificate or other document control.

(ii)          The words “hereof,” “herein,” “hereunder” and words of similar import when used in any Basic Document refer to such Basic Document as a whole and not to any particular provision or subdivision thereof. References in any Basic Document to “Article,” “Section” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such Basic Document. The term “including” means “including without limitation.” The word “or” is not exclusive.

(iii)          The definitions contained in any Basic Document are equally applicable to both the singular and plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(iv)         Any agreement, instrument, statute or regulation defined or referred to below means such agreement, instrument, statute or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(v)           References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein.

(vi)         Unless otherwise stated in the applicable Basic Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding.”

(vii)         Dates and times of day shall be references to Chicago dates and Chicago time, respectively.

(viii)        Except as otherwise expressly provided herein, any interest calculated over a period under any Basic Document shall be based on the basis of a 360-day year and twelve 30-day months.

(b)	Definitions.

All terms defined in this Appendix shall have the defined meanings when used in any Basic Document, unless otherwise specified or defined therein.

“Affiliate” has (i) the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) with respect to the Purchaser, also any fund, vehicle or account which is managed by or is the sole investment advisor of the Purchaser or any Affiliates or Subsidiaries thereof, and “Affiliated” has a correlative meaning.

“Aggregate Quarterly Purchased Vintage” means, with respect to any calendar quarter (commencing with the first full calendar quarter to occur after the first Purchase Date and quarterly thereafter), the Applicable Pools of Contracts purchased by the Purchaser under this Agreement during such calendar quarter; provided, that, if the Cutoff Date Aggregate Outstanding Principal Balance of such Contracts does not exceed $[***], such Applicable Pools of Contracts shall not constitute an Aggregate Quarterly Purchased Vintage.

“Annual Commitment Amount” means [***].

“Annualized Net Loss Rate” means, with respect to the Contracts in an Aggregate Quarterly Purchased Vintage, as of any Determination Date, the product of (a) a fraction (expressed as a percentage), the numerator of which is equal to (i) the net losses (the Outstanding Principal Balance of all Super Prime, Prime, and Subprime Contracts which became Defaulted Contracts during the calendar month prior to such Determination Date minus recoveries received on Defaulted Contracts during the calendar month prior to such Determination Date), and the denominator of which is equal to by (ii) the aggregate Outstanding Principal Balance of all Contracts in the Applicable Vintage that were not Defaulted Contracts as of the first day of the calendar month prior to such Determination Date and (b) twelve (12).

“Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the transactions contemplated by the Basic Documents and all requirements of any Regulatory Authority having jurisdiction over a Party, including, to the extent applicable to such Party, (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) the Gramm- Leach-Bliley Act; (vi) the USA PATRIOT Act; and (vii) Section 1031 of the Consumer Financial Protection Act of 2010 and all other statutes, rules, and regulations prohibiting unfair, deceptive or abusive acts or practices, or pertaining to consumer and data privacy, including, in each case, any implementing regulations or interpretations issued thereunder.

“Applicable Offer Target” means [***].

“Applicable Pool” means with respect to each Purchase Date, a list of Contracts to be sold on the related Purchase Date as set forth in the related Contract Schedule Supplement.

“Applicable Purchase Target” means [***].

“Applicable Vintage” means any Aggregate Quarterly Purchased Vintage that is still within the 36- month period following its related Purchase Date as of the applicable Determination Date.

“Assignment” means the document of assignment substantially in the form of Exhibit B attached hereto.

“Authoritative Copy” means with respect to any Electronic Contract, a copy of such Contract that is unique, identifiable and, except as otherwise provided in Section 9-105 of the UCC, unalterable, and is marked “original” or has no watermark or other marking that would indicate that it is a “copy” or “duplicate” or not an original or not an “authoritative” copy.

“Back Book PSA” means that certain Back Book Purchase and Sale Agreement, dated as of July 30, 2025, by and between the Seller and the Purchaser.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Basic Documents” means this Agreement, the Servicing Agreement, the Back Book PSA, each Assignment, the Stockholders Agreement, the Subscription Agreement, and any other document, certificate, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by this Agreement or any of the other foregoing documents.; provided, that, any document, certificate, agreement or writing (x) governed by the laws of Canada or any province or territory thereof, or (y) entered into in connection with the purchase, sale, servicing or financing of the “Contracts” (as defined in the Canada Master PSA), or otherwise relating to the Canadian program, shall not constitute a Basic Document hereunder.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York, or Chicago, Illinois may, or are required to, remain closed.

“Canada Master PSA” means that certain Master Purchase and Sale Agreement, by and between the Canada Seller and the Canada Purchaser, entered into after the date hereof.

“Canada Purchaser” means Purchaser or an Affiliate of Purchaser, as the case may be, as purchaser under the Canada Master PSA.

“Canada Seller” means Harley-Davidson Financial Services Canada, Inc., a company incorporated under the federal laws of Canada, and its successors and assigns.

“Canadian Contracts” mean the Contracts originated in Canada set forth in the Canadian master purchase and sale agreement to be mutually agreed upon between the Affiliate of HDCC in Canada and the Purchaser (or an Affiliate of the Purchaser).

“Certificate of Title” means with respect to a Financed Vehicle, (i) the original certificate of title relating thereto or (ii) in any jurisdiction in which the original certificate of title is required to be given to the Obligor, if the applicable Registrar of Titles issues a letter or other form of evidence of lien in lieu of a Certificate of Title (including electronic titling), either notification of an electronic recordation, by the applicable Registrar of Titles, or the original lien entry letter or form or copies of correspondence to such applicable Registrar of Titles, and all enclosures thereto, for issuance of the original lien entry letter or form, which, in either case, shall name the related Obligor as the owner of such Financed Vehicle and the Title Lien Holder as secured party.

“Certificate of Title Application” means, with respect to a Financed Vehicle for which a Certificate of Title has not been received, a copy of the application to the applicable Registrar of Titles, and all enclosures thereto, for issuance of the original Certificate of Title naming the Title Lien Holder as secured party.

“Charged Off Contract” has the meaning set forth in the Servicing Agreement.

~~“Code” means the Internal Revenue Code of 1986, as amended.~~

“Claim Notice” means, with respect to an Indemnifiable Claim, the Indemnified Party’s written notice of the Indemnifiable Claim, delivered to the Indemnitor detailing such claim from which the Indemnified Party is seeking indemnification.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” means the deposit account held at ~~Citibank, N.A.~~UMB Bank in the name of and for the sole and exclusive benefit of the Purchaser with account number to be provided by the Purchaser prior to the first Purchase Date or such other deposit account designated by the Purchaser as the Collection Account for the purposes hereof.

“Collection Policy” has the meaning set forth in the Servicing Agreement, as such guidelines, policies and procedures as may be amended, modified, restated, replaced or otherwise supplemented from time to time in accordance with Section 5.03 of the Servicing Agreement.

“Collections” means, with respect to a Contract, all cash collections and other cash proceeds of such Contract and the related Rights, including, without duplication, (i) if such Contract has become a Defaulted Contract, any Net Liquidation Proceeds in respect thereof; (ii) any net proceeds of disposition and subsequent settlement received in accordance with the terms of such Contract following the sale or surrender of the Financed Vehicle as contemplated by the terms of such Contract; (iii) all interest payments (including default interest) received from the related Obligors in accordance with such Contract; (iv) any net proceeds received on any sale or other disposition of such Contract or the Financed Vehicle by the Servicer, but excluding, in each case, any security deposits, prepayment or late payment fees or penalties, returned item charges, transaction payment fees, processing fees and all other extra charges and fees, amounts payable by way of reimbursement or indemnity and sales Taxes, goods and services Taxes, harmonized Taxes or other Taxes applicable to such Contract; and (v) any interest earned on any of the foregoing while on deposit in the Collection Account.

“Commission” means the Securities and Exchange Commission.

“Commitment Period” means, with respect to each Measurement Period, absent the occurrence of a Commitment Termination Event, the period from the beginning of each such Measurement Period to the earlier of (i) the occurrence of a Commitment Termination Event and (ii) the purchase by the Purchaser of an Applicable Pool, which in aggregate with all previously purchased Applicable Pools, has an aggregate Cutoff Date Aggregate Outstanding Principal Balance in an amount equal to the Annual Commitment Amount. It is being understood and agreed that the Commitment Period shall terminate on the Scheduled Commitment Termination Date.

“Commitment Termination Event” means the occurrence of a termination pursuant to Section 2.3(a) or Section 2.3(b) hereof.

“Company Sale” has the meaning set forth in the Stockholders Agreement.

“Concentration Limit” means [***].

“Confidential Information” means all information and material of any type, scope or subject matter whatsoever relating to the Purchaser, the Seller, the Servicer or any of their respective Subsidiaries or Affiliates, whether oral or written, and howsoever evidenced or embodied, which each Party, each Party’s representatives or agents (including any officers of any Party or any of their Subsidiaries) may furnish to the other, or to which either Party is afforded access by the other Party, either directly or indirectly for purposes of such Party’s participation in the transactions contemplated by this Agreement or any other Basic Document; provided, however, “Confidential Information” shall not include information or material of a Party which (i) becomes generally available to the public other than as a result of a disclosure by the receiving Party or its agents and other representatives, (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure by the disclosing Party, or (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or the disclosing Party’s representatives or agents, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information to the Purchaser, the Seller or the Servicer by a contractual, legal or fiduciary obligation. As used herein, “Confidential Information” shall expressly include the terms of this Agreement and the identity of the Parties (including, with respect to the Purchaser, the identity of the Purchaser’s Affiliates and their direct or indirect investment advisor).

“Contract” means a promissory note and security agreement or retail installment sale contract (a) evidencing indebtedness of a Person for borrowed money or for the deferred purchase price of property, in each case, relating to the purchase of a Financed Vehicle and (b) creating a security interest over the Financed Vehicle as security for such indebtedness, which shall include the related Rights.

“Contract Files” has the meaning set forth in the Servicing Agreement.

“Contract Rate” means, as to any Contract, the annual rate of interest with respect to such Contract.

“Contract Schedule Supplement” means, in connection with any Notice of Sale, the accompanying schedule submitted by the Seller to the Purchaser substantially in the form of Exhibit C attached hereto identifying the Contracts then being proposed for sale to the Purchaser on the Purchase Date specified in such Notice of Sale.

~~“Contract Rate” means, as to any Contract, the annual rate of interest with respect to such Contract.~~

“Credit Policy” means the credit underwriting guidelines, policies and procedures of the Originator relating to the evaluation of the creditworthiness of the Obligors attached as Exhibit H to this Agreement, as such guidelines, policies and procedures may be amended, modified, restated, replaced or otherwise supplemented from time to time in accordance with Section 7.8(a) hereof.

“Cumulative Net Losses” means, with respect to each Early Cumulative Net Loss and Delinquency Aggregate Pool, as of the applicable date of determination, and with respect to each applicable Segment, (i) the aggregate balance of all Receivables relating to Purchased Contracts within such Segment that are Defaulted Contracts, less (ii) actual net recoveries on such Defaulted Contracts received by the Purchaser.

“Cutoff Date” means, with respect to each Contract identified in a Notice of Sale, the “Cutoff Date” specified in such Notice of Sale.

“Cutoff Date Aggregate Outstanding Principal Balance” means, with respect to an Applicable Pool, the aggregate of the Outstanding Principal Balance of the Contracts in such Applicable Pool as of the applicable Cutoff Date.

“Data Tape” means, for each Applicable Pool, a data tape containing the information set forth in Exhibit F with respect to each Contract in such Applicable Pool to be mutually agreed upon between the Purchaser and the Seller prior to the first Purchase Date.

“Defaulted Contract” means any Contract in respect of which (i) 90 days have elapsed following the date of repossession (and expiration of any redemption period) with respect to the Financed Vehicle, (ii) the proceeds from the sale of a repossessed Financed Vehicle have been received by the Servicer, or (iii) Charged Off Contracts.

“Delinquent Contract” means any Contract, other than a Defaulted Contract, (i) in respect of which any scheduled periodic payment owing thereunder remains unpaid for 30 days or from the payment due date; or (ii) which would be classified as delinquent in accordance with the Collection Policy.

“Delinquent Contract Balance” means, with respect to each Early Cumulative Net Loss and Delinquency Aggregate Pool, as of the applicable date of determination, and with respect to each applicable Segment, the aggregate unpaid principal balance of all Receivables relating to Purchased Contracts within such Segment in respect of which any scheduled periodic payment owing thereunder remains unpaid for 30 days or more from the payment due date.

“Determination Date” means the last day of each full calendar month commencing in the calendar month in which the fourth Purchase Date occurs.

“Early Cumulative Net Loss and Delinquency Percentage” means, as of any Determination Date, with respect to each Early Cumulative Net Loss and Delinquency Aggregate Pool, and each applicable Segment:

(i)	For the Segment consisting of Super Prime Contracts, an amount equal to (i) the sum of (a) Cumulative Net Losses for such Segment and (b) the Delinquent Contract Balance for such Segment, divided by (ii) the Cutoff Date Aggregate Outstanding Principal Balance of the Contracts in such Segment, in each case (within this clause (ii)), excluding the Cutoff Date Aggregate Outstanding Principal Balance of any Purchased Contract within such Segment that has been repurchased by Seller;

(ii)	For the Segment consisting of Prime Contracts, an amount equal to (i) the sum of (a) Cumulative Net Losses for such Segment and (b) the Delinquent Contract Balance for such Segment, divided by (ii) the Cutoff Date Aggregate Outstanding Principal Balance of the Contracts in such Segment, in each case (within this clause (ii)), excluding the Cutoff Date Aggregate Outstanding Principal Balance of any Purchased Contract within such Segment that has been repurchased by Seller; and

(iii)	For the Segment consisting of Subprime Contracts, an amount equal to (i) the sum of (a) Cumulative Net Losses for such Segment and (b) the Delinquent Contract Balance for such Segment, divided by (ii) the Cutoff Date Aggregate Outstanding Principal Balance of the Contracts in such Segment, in each case (within this clause (ii)), excluding the Cutoff Date Aggregate Outstanding Principal Balance of any Purchased Contract within such Segment that has been repurchased by Seller.

“Early Cumulative Net Loss and Delinquency Aggregate Pool” shall mean, as of any Determination Date, the aggregate pool consisting of each Applicable Pool purchased under this Agreement) with a Purchase Date occurring (i) at least [***] months prior to such date of determination and (ii) not greater than [***] months prior to such date of determination; provided that no Back Book Assets (as defined in and purchased by Purchaser from Seller pursuant to the Back Book PSA) shall be included in any Applicable Pool.

“Early Cumulative Net Loss and Delinquency Trigger” shall mean, as of any Determination Date, with respect to each Early Cumulative Net Loss and Delinquency Aggregate Pool, that any of the following shall have occurred:

(i)            the Early Cumulative Net Loss and Delinquency Percentage with respect to all Super Prime Contracts in such Early Cumulative Net Loss and Delinquency Aggregate Pool is equal to or greater than [***] %;

(ii)            the Early Cumulative Net Loss and Delinquency Percentage with respect to all Prime Contracts in such Early Cumulative Net Loss and Delinquency Aggregate Pool is equal to or greater than [***] %; or

(iii)            the Early Cumulative Net Loss and Delinquency Percentage with respect to all Subprime Contracts in such Early Cumulative Net Loss and Delinquency Aggregate Pool is equal to or greater than [***] %.

“Effective Date” means the date on which the satisfaction of all of the conditions described in Section 6.1 and Section 6.2 to this Agreement occurs.

“Electronic Contract” means a Contract that constitutes “electronic chattel paper” under and as defined in Section 9-102(31) of the UCC.

“Eligible Contract” means, as of any date of determination, any Contract that meets, as of the related Cutoff Date applicable to such Contract, each of the following eligibility criteria:

1.	the Obligor thereunder is (a) a resident of the United States, (b) not the Government of the United States or any agency or instrumentality thereof, (c) not any state, municipal or government agency of the Government of the United States if the enforceability against such government or agency of an assignment of debts owing thereby is subject to any precondition which has not been fulfilled, (d) not the subject of an Insolvency Proceeding and (e) not deceased;

2.	such Contract is not and has never been a Delinquent Contract or a Defaulted Contract;

3.	such Contract is payable and denominated in United States Dollars;

4.	such Contract was originated in the United States or a territory of the United States by the Originator, and was originated no earlier than 3 months prior to the related Purchase Date;

5.	such Contract is secured by a valid, subsisting and enforceable first priority, perfected security interest in favor of the Seller or a Title Lien Holder in the Financed Vehicle covered thereby, and such security interest has been validly assigned by the Seller to the Purchaser, except, in each case, as to priority for any Permitted Liens;

6.	the Financed Vehicle securing such Contract is free and clear of any Liens other Permitted Liens and is not in repossession status;

7.	with respect to which, as of the date of origination of such Contract, the related Obligor has obtained physical damage insurance covering the Financed Vehicle, and the terms of such Contract require that the Financed Vehicle will be covered by physical damage insurance for the term of such Contract;

8.	[***];

9.	[***];

10.	[***];

11.	such Contract does not contain terms which limit the right of the owner of such Contract to sell or assign such Contract;

12.	such Contract has not been sold, assigned or pledged by the Seller to any Person other than the Purchaser, and prior to the sale of such Contract to the Purchaser, the Seller had good and marketable title to such Contract free and clear of any Lien other than Permitted Liens and was the sole owner thereof and had full right to sell such Contract to the Purchaser;

13.	such Contract is “tangible chattel paper” (with respect to each Tangible Contract) or “electronic chattel paper” (with respect to each Electronic Contract), each (i) as defined under Section 9-102 of the Uniform Commercial Code of all applicable jurisdictions and (ii) as designated on the related Data Tape, and the Servicer or its custodian (a) has possession of the original Contract (with respect to each Tangible Contract), (b) has control of the “Authoritative Copy” thereof or is the “owner of record” within the meaning of the UCC (with respect to each Electronic Contract) and (c) has possession of the related Contract File;

14.	if such Contract is “electronic chattel paper”, then (i) it is a direct loan by the Originator to the Obligor and is not a retail installment sale contract, and (ii) the related Contract Files are on deposit with the E-Vault Provider;

15.	such Contract is (A) in full force and effect and constitutes a legal, valid and binding obligation of the Obligor thereof, enforceable against such Obligor in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and to equitable principles of general application), (B) not the subject of any assertion by the related Obligor of rescission, set-off, counterclaim or defense and (C) on a form contract containing customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security;

16.	such Contract contains customary and enforceable provisions such that the rights and remedies of the Purchaser and its assigns are adequate for realization against the Financed Vehicle, subject to the limitations on enforceability in clause 15(A) above;

17.	such Contract was originated by the Originator in the regular course of its business without, any fraud or misrepresentation by the Originator or any other Person; was not originated as a result of identity theft; and was underwritten in accordance with and satisfies the standards of the Credit Policy in all material respects;

18.	such Contract does not, and did not at the time of its origination, violate in any material respect any requirement of any Applicable Laws;

19.	such Contract has not been deferred or modified except (a) as set forth in the Servicer’s servicing system or as evidenced by instruments or documents in the Contract File and (b) to the extent such deferral or modification is a Permitted Modification;

20.	such Contract (i) is not a revolving line of credit or similar credit facility, and (ii) has been fully funded, and there is no obligation to make any future advance to the related Obligor with respect to such Contract;

21.	such Contract does not bear interest at a stated rate exceeding the maximum rate permitted under Applicable Laws;

22.	[***];

23.	[***];

24.	the Obligor thereunder has made the first full scheduled payment under the related Contract; and

25.	if purchased by the Purchaser, such Contract will not cause one or more of the Concentration Limits to be exceeded as of the related Purchase Date.

“End Date” means January 31, 2026.

“E-Vault Provider” means eOriginal, Inc.

~~“End Date” means January 31, 2026.~~

“Event of Termination” has the meaning set forth in the Servicing Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“FICO” ~~mean~~means Fair Isaac Corporation.

“Financed Vehicle” means, with respect to any Contract, the related new or used Motorcycle, together with all equipment, attachments and accessories attached thereto, securing an Obligor’s indebtedness under such Contract.

“Financing Facility” means any transaction pursuant to which a Financing Borrower pledges Purchased Contracts (or an interest in the Purchaser) to a lender as collateral.

“Governmental Authority” means any government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person, including for the avoidance of doubt any banking or securities regulator, and including any self-regulatory organizations.

“Gramm-Leach-Bliley Act” means Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as may be amended from time to time.

“Harley-Davidson Securitization Transaction” means any term, revolving or other direct placement, private placement, Rule 144A, public or other capital markets transaction under which asset backed securities are offered pursuant to an offering memorandum or offering circular by the Seller, or any of its Affiliates, that are collateralized, in whole or in part, directly or indirectly, by Contracts.

“HDCC” means Harley-Davidson Credit Corp., a Nevada corporation.

“Indemnifiable Claim” means any assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, with respect to which the Indemnitor is or may be obligated to provide indemnification.

“Indemnified Party” means each Party, its Affiliates, and the officers, trustees, directors, members, employees, representatives, shareholders, agents, advisors and attorneys of each Party seeking indemnification from the other Party for an Indemnifiable Claim.

“Indemnitor” means the Party to this Agreement indemnifying the Indemnified Party for an Indemnifiable Claim.

“Initial Pricing Period” means [***].

“Insolvency Event” means with respect to a specified Person, such Person shall (A) file a petition or commence a proceeding (1) to take advantage of any Insolvency Law or (2) for the appointment of a trustee, conservator, receiver, liquidator or similar official for or relating to such Person or all or substantially all of its property, or for the winding up or liquidation of its affairs, (B) consent or fail to object to any such petition filed or proceeding commenced against or with respect to it or all or substantially all of its property, or any such involuntary petition or proceeding shall not have been dismissed or stayed within sixty (60) days of its filing or commencement, or a court, agency or other supervisory authority with jurisdiction shall not have decreed or ordered relief with respect to such petition or proceeding, (C) admit in writing its inability to pay its debts generally as they become due, (D) make an assignment for the benefit of its creditors, (E) voluntarily suspend payment of its obligations or (F) take any action in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, suspension of payments, marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means with respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities or similar proceeding of or relating to such Person under any Insolvency Laws.

“Lien” means any security interest, lien, charge, pledge, equity, or encumbrance of any kind.

“Loan to Value Ratio” means, as of any date of determination, with respect to any Contract, the percentage equivalent of a fraction (a) the numerator of which shall be equal to the Outstanding Principal Balance of the related Contract, and (b) the denominator of which shall be the amount value of the related Financed Vehicle securing such Contract (reflected in the N.A.D.A. or appraisal guide and taking into account the specific features and estimated mileage of such Financed Vehicle).

“Losses” means all claims, actions, liability, judgments, penalties, Taxes, losses, damages and reasonable and documented out-of-pocket costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees and expenses (including reasonable and documented fees and expenses of counsel and other experts and expenses in connection with enforcement of the Indemnified Party’s rights hereunder (including any action, claim or suit brought) by an Indemnified Party of any indemnification or other obligation of the Indemnitor); provided, however, that, the term “Losses” shall not include credit, or related, losses due to any Obligor’s non-payment with respect to any Contract.

“Material Adverse Effect” means, with respect to any Person and to any event or circumstance, a material adverse effect on (i) the business, financial condition, operations, performance or properties of such Person, (ii) the validity or enforceability of this Agreement or any other Basic Document or the validity, enforceability or collectability of a material portion of the collections of the Contracts purchased by the Purchaser or the security interests in the Financed Vehicles securing the Contracts purchased by the Purchaser, or (iii) the ability of such Person to perform its obligations under this Agreement or any other Basic Document to which it is a party.

“Measurement Period” means, as of any date of determination, each successive twelve (12) month period occurring after the Effective Date.

“Monthly Period” means the period from and including the first day of a calendar month to and including the last day of such calendar month; provided, however, that the first Monthly Period shall commence on the Effective Date and end on the last day of the calendar month in which the Effective Date occurs.

“Motorcycle” means a motorcycle manufactured by a Subsidiary of Harley-Davidson, Inc. or certain other manufacturers, as set forth on the Data Tape.

“Net Liquidation Proceeds” means, in respect of any Defaulted Contract, the proceeds realized on the sale or other disposition of the Financed Vehicle, including proceeds realized on the repurchase of such Financed Vehicle by the originating dealer for breach of warranties, and the proceeds of any insurance relating to such Financed Vehicle, after payment of all reasonable expenses incurred thereby, together, in all instances, with the actual proceeds of any recourse rights relating to such Defaulted Contract as well as any post-disposition proceeds or other amounts in respect of a Defaulted Contract received by the Servicer.

“Non-Excluded Taxes” means any Tax other than (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes and (ii) with respect to a Party, any Taxes imposed on such Party as a result of a present or former connection between such Party and the jurisdiction of the Governmental Authority imposing such Tax (other than any such connection arising solely from such Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the other Basic Documents).

“NPI” means non-public personally identifiable information regarding an Obligor as defined by Title V of the Gramm-Leach-Bliley Act of 1999 and implementing regulations including the United States Federal Trade Commission’s Rule Regarding Privacy of Consumer Financial Information (16 C.F.R. Part 313).

“Notice of Sale” means with respect to any Purchase Date, a written notice of a sale substantially in the form of Exhibit A attached hereto.

“Notice of Termination” means a written notice from a Party notifying the other Party of such Party’s election to terminate this Agreement and setting forth the basis for such termination pursuant to this Agreement.

“Obligor” means with respect to a Contract the purchaser or the co-purchasers of the Financed Vehicle or other person who owes payments under the Contract.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offer Target Shortfall” means, with respect to any Target Measurement Date, an amount equal to the Applicable Offer Target minus the aggregate Cutoff Date Aggregate Outstanding Principal Balance of all Eligible Contracts offered by the Seller to the Purchaser during the Measurement Period corresponding to that Target Measurement Date; provided, that if that amount is below zero, the Offer Target Shortfall shall be deemed to be zero.

“Offered Contracts” means, with respect to any Notice of Sale, the Contracts (together with the related Rights) that the Seller has offered for sale to the Purchaser as described in such Notice of Sale.

“Original Amount Financed” means, with respect to a Contract and as of the date on which such Contract was originated, the aggregate Principal advanced under the Contract toward the purchase price of the Financed Vehicle.

“Originator” means Eaglemark Savings Bank.

“Outstanding Principal Balance” means, with respect to a Contract and as of any date, the Original Amount Financed, less:

(i)            payments received from or on behalf of the related Obligor prior to such date allocable to principal; and

(ii)            any proceeds realized on the sale or other disposition of the related Financed Vehicle prior to such date allocable to principal with respect to such Contract.

“Parent Change in Control” has the meaning set forth in the Stockholders Agreement.

“Party” means, with respect to each Basic Document, each Person that is a party to such Basic Document, and its permitted successors and assigns.

~~“Parent Change in Control” has the meaning set forth the Stockholders Agreement.~~

“Permitted Liens” any of (a) Liens created pursuant to any Basic Document, (b) with respect to any Financed Vehicle, the Lien noted on the Certificate of Title related to the Financed Vehicle in favor of a Title Lien Holder, (c) a Tax Lien, mechanics’ Lien and any other Lien that attaches by operation of law on a Motorcycle and arising solely as a result of an action or omission of the related Obligor and (d) the Lien filed by the Nevada Department of Taxation on March 12, 2021 in the Washoe County Record with respect to which the Seller shall provide evidence of release within thirty (30) days (or such later date as agreed to by the Purchaser in its reasonable discretion) of the Signing Date.

“Permitted Modification” has the meaning set forth in the Servicing Agreement.

“Person” means any legal person, including any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

~~“Predicted Cumulative Net Loss” means:~~

~~(i)            with respect to the Segment consisting of Super Prime Contracts, (a) the applicable Early Cumulative Net Loss and Delinquency Percentage, multiplied by (b) [***], expressed as a percentage;~~

~~(ii)            with respect to the Segment consisting of Prime Contracts, (a) the applicable Early Cumulative Net Loss and Delinquency Percentage, multiplied by (b) [***], expressed as a percentage; and~~

~~(iii)            with respect to the Segment consisting of Subprime Contracts, (a) the applicable Early Cumulative Net Loss and Delinquency Percentage, multiplied by (b) [***], expressed as a percentage.~~

“PII” means (a) any information that identifies or can be used to identify an individual either alone or in combination with other readily available data; (b) any other sensitive or personally identifiable information or records in any form (oral, written, graphic, electronic, machine-readable, or otherwise) relating to an Obligor, including: an Obligor’s name, address, telephone number, social security number, driver’s license or other government identifier, and biometric information; the fact that the Obligor has a relationship with the Seller, the Servicer or the Purchaser; and (c) any other data of or regarding an Obligor, the use, access or protection of which is regulated under any applicable Privacy Laws.

“Predicted Cumulative Net Loss” means:

~~“Principal” means, in respect of any particular portion of, or payment on account of, any Contract, the portion thereof, if any, which is equal to or should be applied against, as the case may be, the original principal amount of the Contract as determined in accordance with its terms.~~

(i)            with respect to the Segment consisting of Super Prime Contracts, (a) the applicable Early Cumulative Net Loss and Delinquency Percentage, multiplied by (b) [***], expressed as a percentage;

(ii)            with respect to the Segment consisting of Prime Contracts, (a) the applicable Early Cumulative Net Loss and Delinquency Percentage, multiplied by (b) [***], expressed as a percentage; and

(iii)            with respect to the Segment consisting of Subprime Contracts, (a) the applicable Early Cumulative Net Loss and Delinquency Percentage, multiplied by (b) [***], expressed as a percentage.

“Pricing Model” means the pricing model substantially in the form set forth in Exhibit E attached hereto which shall be deemed automatically updated in connection with the delivery of a Repricing Confirmation.

“Prime Contract” means a Contract originated to an Obligor with a FICO score of greater than 640 and less than 740 at the time of origination.

“Principal” means, in respect of any particular portion of, or payment on account of, any Contract, the portion thereof, if any, which is equal to or should be applied against, as the case may be, the original principal amount of the Contract as determined in accordance with its terms.

“Privacy Laws” means all applicable privacy and data security laws in all relevant jurisdictions and the regulations promulgated thereunder, including the following: GLBA/Regulation P; Fair Credit Reporting Act/Regulation V; California Financial Information Privacy Act; California Consumer Privacy Act and related regulations; Federal Trade Commission Act; the Telephone Consumer Protection Act; the CAN-SPAM Act of 2003; state data breach and data security laws (including the New York State Department of Financial Services Cybersecurity Requirements for Financial Services Companies, 23 NYCRR 500); international data protection and security laws, including Directive 95/46/EC of the European Parliament and of the Council and, when effective, the General Data Protection Regulation; and analogous local, state, federal and international laws relating to the processing, privacy, usage, protection and security of PII.

“Purchase Date” means, with respect to an Applicable Pool and subject to Section 4.1(a) hereof, the date on which the related Notice of Sale is executed and delivered by the Seller and the Purchase Price is paid by the Purchaser, which, unless otherwise agreed upon between the Seller and the Purchaser, shall occur on the 15th day of each calendar month (or, if such 15th day is not a Business Day, the next succeeding Business Day); provided that the initial Purchase Date shall be on ~~October 30~~December 15, 2025.

“Purchase Obligation Termination Trigger” means an event that shall occur if, as of any Determination Date, with respect to the aggregate pool consisting of each Applicable Vintage, the Annualized Net Loss Rate exceeds the product of (x) [***] and (y) the Underwritten Annualized Net Loss Rate for two (2) consecutive Determination Dates.

“Purchase Price” means, with respect to a Contract to be purchased in any Applicable Pool pursuant to the terms hereof, an amount determined by the Pricing Model.

“Purchase Target Shortfall” means, with respect to any Target Measurement Date during which the Seller has offered to the Purchaser a sufficient volume of Eligible Contracts to meet the Applicable Purchase Target, an amount equal to the Applicable Purchase Target minus the aggregate Cutoff Date Aggregate Outstanding Principal Balance of all Eligible Contracts sold ~~by the Seller~~ to the Purchaser during the Measurement Period, in each case, corresponding to that Target Measurement Date; provided, that if that amount is below zero, the Purchase Target Shortfall shall be deemed to be zero.

“Purchased Contract” means any Contract that is purchased by the Purchaser under the terms of this Agreement; provided, that, upon any repurchase of a Purchased Contract by the Seller pursuant to the terms of this Agreement, such Contract ceases to be a Purchased Contract.

“Purchased Property” means, collectively, each Contract and the Rights related thereto purchased by the Purchaser in accordance with the terms hereof.

“Purchaser” means Cavendish LLC, a Delaware limited liability company and its permitted successors and assigns.

“Purchaser Termination Option” has the meaning set forth in Section 2.3(b) hereof. “Purchaser Vault Partition” means a segregated individual vault partition, in the name of the Purchaser, of the “E-Vault System” established by the Servicer with the E-Vault Provider.

“Receivables” means, in respect of any Contract, all moneys payable pursuant to such Contract including all periodic payments and other moneys payable to the Seller under such Contract (exclusive of security deposits, prepayment or late payment fees or penalties, returned item charges, transaction payment fees, processing fees and all other extra charges and fees, amounts payable by way of reimbursement or indemnity and sales Taxes, goods and services Taxes, harmonized Taxes or other Taxes applicable to such Contract) after the related Cutoff Date.

“Reconstitution” means a disposition of the Purchased Property, or any part thereof, or the Purchased Property (as such term is defined in the Back Book PSA), or any part thereof, by the Purchaser or any Affiliate of the Purchaser in the form of a whole loan sale transaction, a securitization transaction funded by securities sold to the public or private capital markets or by an asset backed commercial paper conduit, or any combination of the foregoing; provided that a Reconstitution shall not include (a) any transaction to which any Contract will be contributed by the Seller or its Affiliates or (b) any Harley-Davidson Securitization Transaction.

“Records” means all Contracts, books, records, reports and other documents and information (including to the extent obtainable by way of existing software controlled by the Seller, hard copies of all data maintained in databases of the Seller, tapes, disks and punch cards) maintained by the Seller in respect of the Purchased Property and the Financed Vehicles and the related Obligors.

“Registrar of Titles” means with respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.

“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party.

“Re-Liening Expenses” means any costs associated with the revision of the Certificates of Title following the occurrence of a Re-Liening Trigger Event pursuant to Section 2.5.

“Re-Liening Trigger Event” means the occurrence of (i) an Insolvency Event with respect to the Seller or the Originator or (ii) the occurrence and continuance of an Event of Termination when HDCC serves as Servicer under the Servicing Agreement.

“Reporting Date” has the meaning set forth in the Servicing Agreement.

“Repricing Confirmation” means a confirmation substantially in the form of Exhibit D attached hereto.

“Repricing Notice” means a notice delivered by any Party to this Agreement to the other Party to this Agreement which proposes that the Pricing Model with respect to each Contract to be acquired by the Purchaser be modified for all Applicable Pools to be purchased and serviced on or after the beginning of the next succeeding Repricing Period set forth in such Repricing Notice.

“Repricing Period” means [***].

“Repurchase Price” means, with respect to a Repurchased Contract, an amount equal to the sum of (a) the amount equal to (i) the Purchase Price less (ii) the amount equal to all Collections received by the Purchaser related to such Repurchased Contract and applied to the Outstanding Principal Balance of such Repurchased Contract, plus (b) any accrued and unpaid interest at the Contract Rate with respect to such Repurchased Contract as of the date of such determination date.

“Repurchased Contract” means a Contract which the Seller has repurchased or is required to repurchase pursuant to Section 8.1 hereof.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, controller, director, secretary or assistant secretary, or other similar officer of such Person.

~~“Registrar of Titles” means with respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.~~

~~“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party.~~

~~“Re-Liening Expenses” means any costs associated with the revision of the Certificates of Title following the occurrence of a Re-Liening Trigger Event pursuant to Section 2.5.~~

~~“Re-Liening Trigger Event” means the occurrence of (i) an Insolvency Event with respect to the Seller or the Originator or (ii) the occurrence and continuance of an Event of Termination when HDCC serves as Servicer under the Servicing Agreement.~~

“Rights” means, in respect of any Contract and the Financed Vehicle, the following:

(a)	all rights and benefits accruing to the Seller under such Contract, including all right, title and interest in and to the Financed Vehicle and the Receivables payable in respect of such Contracts (including all rights to Collections and other monies at any time received or receivable after the applicable Cutoff Date);

(b)	all rights in or to payments (including both proceeds and premium refunds) under any insurance policies maintained by the Obligor pursuant to the terms of such Contract;

(c)	the right of Seller under such Contract to ask, demand, sue for, collect, receive and enforce any and all sums payable under such Contract or in respect of such Financed Vehicle and to enforce all other covenants, obligations, rights and remedies thereunder with respect thereto, except to the extent that the same indemnify against liability to others;

(d)	all of the right, title and interest of the Seller under such Contract in, to and under all prepayments made after the related Cutoff Date, guarantees, promissory notes and indemnities (except to the extent that the same indemnify against liability to others) including the benefit or any statutory indemnities, payment or reimbursement obligations or guarantees, and other agreements or arrangements of whatever character (including all security interests and all property subject thereto) from time to time supporting or securing payment or performance of the Obligor's obligations in respect of such Contract, whether pursuant to such Contract or otherwise;

(e)	all Records pertaining to such Contract;

(f)	the security interest in the Financed Vehicle and any accessions thereto granted by the Obligor;

(g)	all Net Liquidation Proceeds and similar recoveries;

(h)	the Contract Files;

(i)	all servicing rights;

(j)	all of the Seller’s (i) “Accounts”, (ii) “Chattel Paper”, (iii) “Documents”, (iv) “Instruments” and (v) “General Intangibles” (as such terms are defined in the UCC) relating to the property described in clauses (a) through (i) above; and

(k)	all proceeds of or relating to any of the foregoing.

~~“Reporting Date” has the meaning set forth in the Servicing Agreement.~~

~~“Responsible Officer” means, with respect to any Person, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, controller, director, secretary or assistant secretary, or other similar officer of such Person.~~

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC (including pursuant to the OFAC Regulations), the U.S. Department of State, the United Nations Security Council, the European Union, the French Republic, His Majesty’s Treasury and/or other relevant sanctions authority.

“Sanctioned Country” means, at any time, a government, country or territory that is the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, (b) any Person operating, organized or resident in a Sanctioned Country (unless such Person has an appropriate license to transact business in such country or territory or otherwise is permitted to operate, be organized or reside in such country or territory without violating any Sanctions) or (c) any Person controlled by any Person described in clause (a) or (b).

“Scheduled Commitment Termination Date” means the fifth anniversary of the Effective Date; provided that the Purchaser shall have two (2) options to extend the Scheduled Commitment Termination Date, each for a period of one (1) year, exercisable by the Purchaser, in its sole discretion, by giving written notice to the Seller of such exercise not less than six (6) months prior to the then-scheduled Scheduled Commitment Termination Date.

“Securities Act” means the Securities Act of 1933.

“Segment” means, with respect to each Early Cumulative Net Loss and Delinquency Aggregate Pool, (i) the Super Prime Contracts, (ii) Prime Contracts, and (iii) Subprime Contracts, as applicable, within such Early Cumulative Net Loss and Delinquency Aggregate Pool.

“Servicer” means HDCC, as the servicer of the Purchased Property, or any permitted successor or assignee thereto under the Servicing Agreement.

“Servicing Agreement” means that certain Servicing Agreement, dated as of July 30, 2025, by and between the Servicer and the Purchaser.

“Settlement Date” has the meaning set forth in the Servicing Agreement. “Signing Date” means July 30, 2025.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“State” means any of the 50 states of the United States of America, or the District of Columbia.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the Effective Date, by and among Harley-Davidson Financial Services, Inc., a Delaware corporation, Harley-Davidson, Inc., a Wisconsin corporation and the Purchaser.

“Subprime Contract” means a Contract originated to an Obligor with a FICO score equal to or less than 640 at the time of origination.

“Super Prime Contract” means a Contract originated to an Obligor with a FICO score equal to or greater than 740 at the time of origination.

“Subscription Agreement” means that certain Subscription Agreement, dated as of July 30, 2025, by and between Harley-Davidson Financial Services, Inc., a Delaware corporation and Purchaser.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof, and the right to designate a majority of such directors, representatives or trustees, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (B) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses and shall be or control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Tangible Contract” means any Contract that is evidenced by tangible chattel paper.

“Target Measurement Date” means the 15th day (or, if such 15th day is not a Business Day, the next succeeding Business Day) in the month immediately following the last day of the applicable Measurement Period.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Party Proportion” means, on any date of determination, with respect to each seller of Contracts into the related securitization which is not the sponsor or an affiliate of the sponsor of the securitization (each a “Third Party”), a fraction, expressed as a percentage, the numerator of which is such Third Party’s applicable “Contract Contribution Amount” which is the mutually agreed fair market value of the Contracts sold into the securitization by such Third Party, and the denominator of which is the aggregate sum of such applicable Contract Contribution Amounts of such sponsor, its affiliates and each Third Party.

~~“Three-Month Rolling Average” means, as of any Determination Date, the weighted average of such rate by the Outstanding Principal Balance of all Receivables relating to Purchased Contracts, calculated for each of the three (3) most recently ended calendar months.~~

“Title Lien Holder” means Eaglemark Savings Bank or its assigns (or any other name approved in writing by the Purchaser).

“UCC” means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of New York, provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interests in any collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy.

“Underwritten Annualized Net Loss Rate” means the annualized net loss rate set forth in cell V9 of “Input Output sheet” of the Pricing Model.

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